UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2005

Global Innovative Systems Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

98-0217653

(IRS Employer Identification No.)

16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong

(Address of principal executive offices and Zip Code)

(852) 2546-1808

(Registrant’s telephone number, including area code)

1703, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors”, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this current report and unless otherwise indicated, the terms “we”, “us” and “our” refer to Global Innovative Systems Inc. and our wholly-owned subsidiaries.

ACQUISITION OF TECH TEAM HOLDINGS LIMITED

On January 7, 2005, we entered into a share exchange agreement among our company, Tech Team Holdings Limited, a company incorporated under the laws of the Territory of the Cayman Islands, Bondy Tan and the shareholders of Tech Team as set out in the share exchange agreement . The share exchange agreement contemplated our company acquiring all of the issued and outstanding shares of Tech Team.

The closing of the transactions contemplated in the share exchange agreement and the acquisition by our company of all of the issued and outstanding ordinary stock of Tech Team was completed as of January 13, 2005. In accordance with the closing of the share exchange agreement on January 13, 2005, we acquired all of the 354,798,533 issued and outstanding ordinary shares of Tech Team, in exchange for the issuance by our company of 13,000,000 shares of our common stock to the shareholders of Tech Team on the basis of one share of our company for every 27.29219 ordinary shares of Tech Team. As a result of the share exchange transaction, Tech Team became a wholly-owned subsidiary of our company as of January 13, 2005. For financial statement purposes, Tech Team, the acquired entity, is regarded as the predecessor entity as of January 13, 2005.

As a result of the acquisition, and as of January 13, 2005, our company had 19,033,096 shares of common stock issued and outstanding. As of January 13, 2005, the former shareholders of Tech Team held 13,000,000 shares of our company’s common stock, representing approximately 68.3% of the issued and outstanding shares of our company.

As the former shareholders of Tech Team held 68.3% of our shares as of January 13, 2005 , and because the business of Tech Team represents the only business operations of our company, the acquisition of Tech Team is deemed to be a reverse acquisition for accounting purposes. Tech Team, the acquired entity, is regarded as the predecessor entity as of January 13, 2005. Starting with the periodic report for the quarter in which the acquisition was consummated, our company will file quarterly and annual reports based on the March 31 fiscal year end of Tech Team. Such financial statements will depict the operating results of Tech Team, including the acquisition of our company, from January 13, 2005.

The shares of our common stock issued to the shareholders of Tech Team pursuant to the share exchange agreement were not registered with the Securities Exchange Commission or the securities commission of any United States state, and were issued in reliance upon an exemption from registration under the Securities Act of 1933.

CORPORATE HISTORY

Global Innovative Systems Inc.

We were incorporated under the laws of the State of Nevada under the name “Legacy Bodysentials Inc.” on September 14, 1995. On September 25, 1996, we changed our name to “Legacy Minerals Inc.” and on May 18, 1998, we changed our name to “Global Commonwealth Inc.”. On November 12, 1999, we changed our name to “Global Innovative Systems Inc.”.

We were an inactive company until January 31, 2000, when we closed a share exchange agreement with the stockholders of Niew Industries Inc. Following the completion of the transaction, Niew Industries became our wholly-owned subsidiary. Because the stockholders of Niew Industries controlled 55% of the resultant entity, and because the business of Niew Industries represented the only business operations of our company, the transaction was recorded as a reverse acquisition. Accordingly, our operations were consolidated with those of Niew Industries from the date of acquisition. Niew Industries was incorporated as a British Columbia company on January 15, 1997, and was inactive until March 23, 1998, when it began the development of a twin rotating asphalt mixing (tram) system.

Following the sale of the tram system prototype, we decided to dispose of Niew Industries, our wholly-owned subsidiary. On January 22, 2003, we entered into an agreement to sell all of the issued and outstanding shares of Niew Industries to the former directors of Niew Industries for $44,142.

On October 2, 2001, we entered into an Acquisition Agreement with Energy Medicine Developments Corp., a Delaware corporation, pursuant to which we agreed to purchase all of the issued and outstanding shares of Energy Medicine Developments in exchange for 18,000,000 of our common pre-split shares (225,000 common post-split shares). Energy Medicine Developments owned the world-wide marketing and distribution rights to the Enermed Therapy and the Enermed device.

We agreed to sell all of the issued and outstanding shares of our subsidiary, Energy Medicine Developments held by our company to Robert Fletcher and Fraser Lawrie, pursuant to the terms of a share purchase agreement dated September 30, 2003. On October 22, 2003, our board of directors approved the Sale of Energy Medicine Developments.

The agreement for the sale of Energy Medicine Developments was made with Fraser Lawrie and Robert Fletcher, our former directors and officers. Under the terms of the agreement, the purchase price for the shares of Energy Medicine Developments was $28,400, which consisted of the forgiveness of certain debts owed by us to Messrs. Lawrie and Fletcher or to companies controlled by Messrs. Lawrie and Fletcher.

Following the sale of Energy Medicine Developments until the acquisition of Tech Team, we were a development stage company whose business purpose was to identify and complete a merger or acquisition of a business or business opportunity. Now that we have completed the acquisition of Tech Team, we have commenced the business of selling energy-saving products through Tech Team, our wholly-owned operating subsidiary.

Tech Team Holdings Limited

Tech Team was incorporated pursuant to the laws of the Territory of the Cayman Islands on February 15, 2002.

Tech Team is a developer, manufacturer and integrator of energy-saving products and technologies. Tech Team’s primary product is the Eco-Pro® Energy Saver, a proprietary system which reduces energy consumed by lighting and other electrical equipment and acts as a protective buffer against voltage surges and other distortions. The technology can be applied to a broad range of commercial, industrial, civil and residential applications, including commercial buildings, office buildings, factories, industrial plants and street lighting. In addition, Tech Team distributes complementary energy-efficiency products which can be integrated with the Eco-Pro Energy Saver system. Tech Team also provides consulting and customer training services which enables Tech Team to offer comprehensive energy management solutions to prospective clients.

On October 4, 2004, Tech Team completed the acquisition of Tomi Fuji Energy Management Services Consultants Limited, a seller of energy saving products based in Hong Kong. Tech Team issued 85,285,713 ordinary shares to the shareholders of Tomi Fuji Corporation Limited for 100% of the issued and outstanding common shares of Tomi Fuji Energy Management Services Consultants.

Stock Split

As a condition to the closing of the acquisition of Tech Team, we agreed to complete a four for one split of our common stock. On January 3, 2005, the stock split was effective. Prior to the split, we had 1,508,274 shares of our company’s common stock issued and outstanding. As of January 3, 2005, and prior to the acquisition of Tech Team, we had 6,033,096 shares of our company’s common stock issued and outstanding. All of the shares that were issued to the shareholders of Tech Team at the closing of the share exchange agreement were post-split shares. The stock split was reported in a current report on Form 8-K filed by our company on January 6, 2005.

CURRENT BUSINESS

Following the close of the share exchange agreement , our company commenced the business of selling energy-saving products through Tech Team, our wholly-owned operating subsidiary. Tech Team has developed a proprietary energy-saving technology which is sold under the Eco-Pro Energy Saver brand and includes five different products that utilize the Eco-Pro technology. Additionally, Tech Team distributes 16 externally-sourced energy-saving products and provides consulting and training services for purchasers of its products.

PROPRIETARY BRANDED ECO-PRO ENERGY SAVER PRODUCTS

The Eco-Pro Energy Saver is a computer-controlled electronic device which regulates electric power flow and voltage. It consists of control panels containing electrical parts in a free standing enclosure which is connected between a building’s power line (power input) and its electrical circuits (power output). Eco-Pro Energy Saver is programmable to regulate the amount of power flowing to energy-using devices, resulting in energy conservation. The product also acts as a buffer to eliminate negative effects of fluctuations in the power supply, such as voltage surges and sags. The Eco-Pro Energy Saver has an on-board computer with intelligent software that provides constant self-diagnosis and control. Tech Team manufactures the Eco-Pro Energy Saver in varying sizes and capacities, as well as specialized units to serve specific applications such as centralized air-conditioning and streetlight illumination. The Eco-Pro Energy Saver has a life expectancy of 30 years and Tech Team provides a 10-year manufacturer’s warranty on all non-consumable parts and labor.

The Eco-Pro Energy Saver reduces the amount of energy a customer requires to power lighting and other electrical equipment by approximately 10-50%, depending on the specific customer and application. This results in direct electricity cost savings for customers. The reduced electricity usage also reduces heat damage generated by lighting and other electrical equipment. This prolongs the operating life of the customer’s lighting and electrical equipment, which results in savings from capital costs and maintenance costs. The Eco-Pro Energy Saver also acts as a buffer against distortions and disturbances in the power supply. This stabilizes and protects customers’ equipment and operations against uncontrollable and potentially damaging voltage surges, lightening strikes and temporary power interruptions. The Eco-Pro Energy Saver was also designed to interface directly with existing power lines, electrical panels and electrical circuits, enabling the unit to be installed either new or as a retrofit without requiring modification to most customers’ existing components.

The five variations of the Eco-Pro Energy Saver product consist of the Eco-Pro Energy Saver for Centralized Air Conditioning System, Eco-Pro Energy Saver for Streetlight Illumination System, Eco-Pro Energy Saver for Injection Molding Systems, Eco-Pro Variable Speed Drives (VSD) and Efficiency Optimizers, all of which are described below except for the Eco-Pro Energy Saver Universal which is described above under the heading “Proprietary Branded Eco-Pro Energy Saver Products”.

Eco-Pro Energy Saver for Centralized Air Conditioning System

This product is a specialized version of the universal Eco-Pro Energy Saver designed specifically for centralized air conditioning applications. The product collects and analyzes operational data from the air conditioning system and issues command signals to adjust operating parameters to match changing load conditions. Use of this product reduces total operating time of air conditioning system compressors, thereby increasing cooling capacity, overall operational efficiency and prolonging the life of the component parts of the air conditioning system.

Eco-Pro Energy Saver for Streetlight Illumination System

This product is a specialized version of the universal Eco-Pro Energy Saver designed specifically for street lighting applications. The product controls and buffers the power supply of streetlight illumination systems to prevent damage primarily caused by excessive voltage. Use of this product reduces total energy consumption of streetlight illumination systems, results in the emission of softer, more evenly distributed light and prolongs the lifespan of component parts of the illumination system.

Eco-Pro Energy Saver for Injection Molding Systems

This product is a specialized version of the universal Eco-Pro Energy Saver designed specifically for injection molding applications. The product allows for real-time, automated control of injection molding machine flow rates and pressure in response to changes in the duty cycle. Use of this product optimizes energy consumption and improves the performance of injection molding machines by matching the power supplied to equipment with the precise amount of power that is required.

Eco-Pro Variable Speed Drives (VSD) and Efficiency Optimizers

This product is a specialized version of the universal Eco-Pro Energy Saver designed specifically for variable speed motor applications. The product varies the power supplied to electric motors, such as industrial water pumps and fans, in response to changing external conditions. Use of this product optimizes energy consumption by matching the power that is supplied to a variable speed motor with the precise amount of power that it requires to perform its function under changing conditions. This product also enables customers to automate the control of their variable speed motors.

NON-PROPRIETARY ENERGY-SAVING PRODUCTS

Apart from the Eco-Pro Energy Saver products, Tech Team distributes 16 other energy-saving products. These products are sourced from third party companies mainly in Europe and North America and sold under distributorship agreements between Tech Team and the other companies. Each of these products is a complementary energy conservation or energy efficiency product which can be integrated with the Eco-Pro Energy Saver, thus enabling Tech Team to offer comprehensive energy management solutions to prospective clients. The 16 energy-saving products that we distribute are as follows:

Transient Voltage Surge Suppressors

This product is an electronic device which prevents harmful voltage transients and surges, which are short or long periods of excessive voltage, from damaging electrical equipment such as motors. It is installed directly within a customer’s main electrical panel and sub-panels to detect voltage transients and surges, and to divert them into the ground. The product eliminates both internal and external sources of excessive voltage.

Active Harmonic Filters

This product is an electronic device which eliminates harmonics from power sources such as an electric utility’s power generators. Harmonics are hazardous distortions in voltage and electric current waves. It utilizes adaptive injection mode technology to remove, store and inject voltage and electric current as required to balance out distortions. Use of this product reduces heating and stress on circuit breakers, fuses, transformers, conductors, and wiring within a customer’s facility, prolonging the life of these components. Use of this product also enables customers to move to higher power loads without exceeding the power load rating of their system. This means that the capacity of the power generator can be utilized to the fullest potential without fear of instability or overheating caused by harmonics.

Power Factor Correction & Real Time Factor Correction Systems with or without Detuners

This product is an electronic device which enhances the power factor, which is the portion of an electric current that is utilized for its intended purpose for devices such as electric motors and transformers. Use of this product reduces power losses, voltage drops, overheating and premature failure of motors and other devices. It can also directly reduce a customer’s electricity bill, as many utilities charge penalty fees to customers with low power factors. The real time factor correction is a fully automatic version of the standard power factor correction and provides automatic monitoring and corrective responses in real time. Both types of units can be installed with or without harmonic detuners.

Automatic Energy Monitoring and Sequential Switching System for Peak Demand Savings

This product is an electronic device which automatically monitors energy consumption and switches electrical equipment off during peak demand times and on during low demand times. Use of this product enables customers to set a maximum monthly electricity charge and ensure that their electricity bill does not exceed the pre-determined maximum.

Motor Controller Series

This product is an electronic device which delivers controlled release of power specifically for electric motor applications. Use of this product enables smooth, seamless acceleration and deceleration of motors, in turn enabling more frequent starting and stopping. This optimizes energy efficiency and also expands the functionality of motors for the customer. It also reduces noise, vibration, shock load, bearing and belt stress, all of which prolongs the life of the motor and peripheral devices. The motor controller series is also available through the entire low-voltage range of both standard and custom-built motors.

Capacitor Bank

This product is an electronic device installed at electricity system substations to control the level of voltage supplied to customers. This product provides automatic power factor correction for medium voltage power systems. Use of this product reduces voltage drops and power losses, and avoids overheating and premature failure of motors and other devices. The product’s standard capacitor banks can be modified for use with various applications, including lighting, motors and switchboards. This product has been designed for environmentally friendly manufacturing.

Voltage Stabilizers for Lighting Circuits

This product is an electronic device which controls excess voltage levels and delivers controlled release of power specifically for lighting circuit applications. Use of this product reduces power losses and voltage surges, which prolongs the lifespan of lighting circuits and related equipment, and also optimizes the consumption of electricity, which reduces a customer’s electricity bill.

High Performance Fluorescent Lighting Tubes and Luminosity Enhancement Jackets

This product consists of a fluorescent lighting tube combined with a reflector and diffuser jacket. Use of this product reduces energy consumption as a result of the lighting tube and through the ability of the jacket to effectively reflect and evenly diffuse light to intended areas.

T5 Lighting System

This product is a high-output fluorescent lighting system. Use of this product enhances energy efficiency up to 50% while providing illumination levels equivalent to conventional systems. Use of this product also improves the quality of the emitted light by reducing glare and by enhancing color appearance and rendition. The product design also includes impact-resistant lighting tubes and electronic ballasts, which enhance the lifespan of the system in comparison to conventional systems. This lighting system can be applied within a wide range of applications, including ceiling lights with air grills and tricolor fluorescent lamps.

HVAC Heat Recycle System

This product is a heat exchanger designed for use by customers such as hotels and factories with both a water-cooled air conditioning system and a hot water system. Use of this product enables customers to pre-cool the air conditioning refrigerant, thereby lowering the refrigerant pressure, the power required by the chiller compressor and the energy usage. At the same time, the heat exchanger also recovers excess heat to heat the water in the hot water system to 50°C, thereby reducing or eliminating the need to operate a boiler or an electrical heater and reducing electricity consumption.

Ecogen Energy System Heat Pump Water Heater

This product is a heat pump which provides heat and hot water within applications where there is a consistent demand for heat and hot water, such as hotels. Use of this product enhances energy efficiency versus conventional fuel boilers and electric heaters.

Solar Boiling System

This product is comprised of solar panels and collector tubes which are connected to an existing hot water generation system to serve as its energy source. The product has an efficient solar-to-thermal conversion ratio due to the selective absorbing technology used within the panels of the product. This is a patented technology which was developed at Tsinghua University in China. In comparison with conventional boiling systems, this product provides energy efficiency and worker safety advantages.

Ice Thermal Storage System

This product is an off-peak cooling system which can be used either as an alternative to, or integrated with, a customer’s air conditioning system. The product takes advantage of cheaper electricity rates at night to chill water or other refrigerants, which is then stored as ice in storage tanks. During the daytime when both the cooling load demands and electricity rates are high, the system uses the ice as the means to cool the customer’s facility. This product has lower capital and operating costs than traditional air conditioning systems, and it has been successfully installed at over 2,200 facilities around the world. The system also provides for design flexibility, as units can either be standardized, factory-assembled modules or custom field-assembled units.

Ecomaster Comprehensive Water Treatment System

This product uses a technology based on molecular surface energy realignment as an alternative method to treat water in cooling tower systems. Use of this product reduces up to 90% of the requirement and cost of water treatment chemicals used by such applications. Use of this product also reduces maintenance requirements and increases the lifespan of cooling tower equipment versus chemical-based systems.

Scale Hunter Hard Water Treatment System

This product uses patented technology to remove hard water deposits from water-related equipment such as pipes, boilers, cooling towers and heating elements. The technology removes deposits through a vibration-like process which alters the physical nature of the scale-forming molecules, causing them to loosen and be removed. Use of this product provides a streamlined and manageable alternative to traditional chemical-based systems that require handling of such materials.

DryKor Dehumidification & Cooling Systems

DryKor’s range of products use patented technologies to improve indoor air quality by simultaneously dehumidifying and cooling air within commercial, industrial and residential applications. DryKor products can be installed either alongside conventional air conditioning units or as an alternative to them. Use of these products enables customers to attain targeted temperature and humidity levels more quickly and to lower the overall electricity usage and energy costs of a client’s air conditioning system.

CONSULTING AND TRAINING SERVICES

Tech Team offers pre-sale and post-sale services to prospective customers. These services include: analyzing the customer’s power system and collecting relevant data; conducting an energy audit; designing and proposing an optimal solution for energy conservation and/or efficiency; delivering and installing the equipment; training customer personnel in the operation and maintenance of the equipment; monitoring the system’s performance; and providing site and maintenance visits by Tech Team personnel during the first year of equipment operation.

Market

The market for our products is primarily focused on medium-to-large-scale users of electrical energy across a wide range of sectors and industries. Industrial markets include manufacturing facilities, chemical plants, refineries, industrial parks and warehouses. Commercial markets include office buildings, hotels, shopping centers, racetracks, golf courses, casinos, stadiums, large restaurants, cinemas, theatres, theme parks, supermarkets and retail chains. Municipal markets include airports, train stations, subway stations, water treatment plants, police stations and street lighting. Institutional markets include hospitals, sanitariums and universities. Residential markets include large residential estates, condominium complexes and apartment buildings.

Our target market to date has primarily been large commercial and industrial customers in Hong Kong, China, Macau and Singapore. All sales to date have been within these four jurisdictions. The current target market is primarily large commercial, industrial and municipal electricity consumers in Hong Kong, China, Singapore, Indonesia and the Philippines. Once these markets are developed further, the next stage of geographical expansion is targeted to include commercial, industrial and municipal electricity consumers in Thailand, Taiwan and North America, where our company has initiated preliminary discussions related to direct sales, distributorship agreements, partnership agreements and joint venture agreements. Our long-term target market includes the Arabian Gulf States.

Within the market of mainland China, our company’s initial target market is the Guangdong Province and the Pearl River Delta. Guangdong Province is one of the most affluent provinces in China, is among the top three Chinese provinces in terms of gross domestic product per capita and is a major commercial and manufacturing region in China. Our ability to penetrate this market is enhanced by the market’s proximity to Hong Kong, where Tech Team’s operations are based. Additionally, the Pearl River Delta is one of the major strategic economic regions of China and an area with a large base of potential clients. We estimate that the mainland China market will account for approximately 70% of our total sales revenue within the next few years.

According to the International Institute for Energy Conservation, power consumption in our current geographical target market was $77 billion in 2002. As such, the total size of our potential target market is approximately $7.7 billion annually, based on an assumed average energy cost savings rate of 10% generated for our customers through the use of our products. This estimate is below the approximate average rate achieved by our customers to date. This estimate is also based on our typical 50% savings-sharing fee structure with our customers.

Demand for Products

Customer demand for our energy management products and services is primarily cost-savings. Cost-savings result from the use of our energy management products and services from energy conservation and energy efficiency. Energy conservation is the reduction of electricity consumption by reducing waste. This results in direct cost savings on monthly power bills for customers. Energy efficiency is the reduction or elimination of distortions, disturbances, and pollution in the flow of electricity within a customer’s electrical systems. This results primarily in indirect cost savings through decreased production losses, prolonged lifespan of equipment and reduced maintenance costs. Our products address the demand for both energy conservation and energy efficiency.

There are several factors underlying the increasing demand for energy management products and services in our targeted markets in Asia, both at the macro and micro levels. These factors include the following:

•

Economic globalization is intensifying competition, leading firms to seek greater operating efficiency and greater cost control through savings in energy costs. In China, firms face escalating competition both from domestic entities, as China’s economic reforms continue, and from foreign entities as China opens its market to foreign investment as a result of its entry into the World Trade Organization;

•

Increasing global energy prices are driving net energy importers to conserve foreign exchange reserves while ensuring an adequate supply of energy to sustain development. Most of the nations in our target market are net energy importers. This, in turn, leads governments to seek and implement technologies and products which reduce energy consumption and enhance energy efficiency;

•

Rapid urbanization and industrialization in our target markets has led to a major increase in electricity consumption. There has, however, been a lag in electricity production to meet the growing demand. As a result of this supply and demand imbalance, governments and electricity consumers seek ways to enhance energy conservation and energy efficiency;

•	Due to the continued increase and cost of environmental regulations in our target markets, demand for cost savings and for environmentally-friendly products and services has increased;

•

Distortions, disturbances and voltage surges in the electricity flow are increasing due to outdated power-generation equipment being used at ever-increasing output levels in Asia. This has led to a greater risk and frequency of electricity wastage and damage to electrical equipment and operational downtime, all of which drive the demand for products that enhance electricity efficiency;

•

Government marketing initiatives are increasing the awareness among electricity consumers in Asia of the benefits associated with energy conservation and efficiency, resulting in enhanced demand for energy management products and services; and

•

In terms of energy conservation, a 10% reduction in consumption can translate into significant savings in costs for a major energy importer such as China. Likewise, energy efficient technologies and systems that boost the efficiency of existing electricity supplies can serve as a lower-cost alternative to the conventional capital-intensive solution of building additional power plants.

SALES AND MARKETING STRATEGY

Our company estimates that Tech Team will spend approximately $540,000 on marketing and sales activities during Tech Team’s fiscal year ending March 31, 2006 , excluding salaries for internal sales and marketing personnel.

Overview

In business development, our priority is seizing opportunities in the market for energy management products and services. Given the market demand and the pre-emptive nature of energy management technologies, our primary objective in the short-to-medium term is seizing maximum market share. The broad geographic span of our target market and emphasis on expansion has resulted in our focus on developing distribution alliances and partnerships as the preferred means of business development. Our company intends to leverage external resources to minimize overhead and to seek market development by tapping into existing client pools of distributors and marketing partners. These arrangements may take the form of commercial agreements or joint ventures. While expanding our direct sales, we have also entered into non-exclusive distribution and marketing agreements with a number of partners in order to increase our market share.

Sales Channels

Marketing, sales and distribution of our products are accomplished through the following three main channels:

•

Direct Marketing: We market and sell our products directly to customers and potential customers through an internal team of sales professionals. These personnel target large customers in Hong Kong, China and Macau. In Tech Team’s fiscal year ended March 31, 2005, approximately 6% of total sales revenue was derived from direct marketing efforts.

•

Distributorships: We market and sell our products in Hong Kong, China, Macau and Singapore through non-exclusive distributorship agreements. We currently have distributorship agreements within these regions with five private companies and one quasi-governmental organization.

The Hong Kong Productivity Council has endorsed our products, and the council introduces our energy management solutions to its affiliates and members via seminars and exhibitions. The council intends to spread market awareness of our company, initially targeting nine Productivity Centers in China.

We have signed a Marketing and Sales Cooperation Agreement with Shanghai ISSON Power Quality Co. Ltd., a subsidiary of the Baoshan Steel Group. This is an institute which develops and promotes energy efficiency solutions for entities throughout China.

The distributorship agreements enable our company to access the distributor’s existing clientele and relationship network, which allows for market penetration with minimal overhead expenses. In Tech Team’s fiscal year ended March 31, 2005, approximately 94% of total sales revenue was derived from sales through distributorship agreements.

•

Partnerships and Joint Ventures: We have formed and continue to pursue the formation of partnerships and joint venture agreements with facility developers, power authorities, banks, and other large companies in our current target market. Through such agreements, we intend to sell our products directly to our partners.

Sales Agreements

Our company utilizes the following three types of sales agreements: service contracts, direct sales contracts and trading contracts. For service contracts, the revenue from consulting services is recognized when the services have been provided and completed. This method is used to recognize revenue for service contracts because such services are provided within a short period of time and because our company’s obligations are met upon completion and fulfillment in accordance with the service contracts. Revenue from direct sales is obtained from sales of our hardware sales or sales-type leases. Such sales are recognized when the product is delivered and installed and all outstanding obligations of our company pursuant to the sales contract is completed. Revenue from trading contracts is also obtained from hardware sales but represents sales to our distributors and agents and is recognized when the product is delivered and title is transferred.

Financing Option

Our company has established relationships with several financial institutions which will provide a financing option to our company’s clients. Through such financing arrangements, up to 100% of the purchase price of our products may be financed by clients. These financial institutions include Inchroy Credit Corporation Limited, HSBC Limited, Hang Seng Bank and CIT Financial (Hong Kong) Limited . These arrangements will enable Tech Team to offer customers the ability to implement energy management solutions with little or no up-front capital investment.

COMPETITION

Our company’s primary competitors are other energy management services companies providing similar products in our target market. There are approximately 50 companies that do business in our target market which are engaged in the sales of energy saving products. Our management, however, is not aware of any competitor doing business in our target market that offers an entire product line comparable to our products.

Most energy management companies sell a single product or single brand. The single-product approach has generated savings for specific conservation issues, such as reducing energy consumption of chillers or lighting fixtures, but has produced inconsistent results in overall energy consumption for electricity consumers. Similarly, this single-product approach often addresses one issue while creating new ones. For example, use of single products may inadvertently create new energy efficiency problems such as distortions and disturbances that can damage customer equipment.

RAW MATERIALS AND PRINCIPAL SUPPLIERS

Our company’s principal supplier of component parts is Guilin Electrical Equipment Scientific Research Institute. Under a 10-year Original Equipment Manufacturer Agreement dated June 1, 2000, Guilin Electrical Equipment Scientific Research Institute manufactures component parts used by our company to assemble and create our trademark Eco-Pro Energy Saver products. We have established our own product assembly facility in Zhuhai, People’s Republic of China, where the component parts are assembled into finished products. Our company relies on Guilin Electrical Equipment Scientific Research Institute for the manufacture of our company’s component parts, and a sudden change in the business affairs of this entity would have a material effect on our company.

The principal components of our products are magnetic steel coils, computer chips, circuit boards, transformers and miscellaneous electrical circuitry and components. The prices for these components are subject to market forces largely beyond our control. The prices for these components have varied significantly in the past and may vary significantly in the future.

COMPLIANCE WITH ENVIRONMENTAL LAWS

To our knowledge, neither the production nor the sale of our products constitute activities or generate materials, in a material manner, that require compliance with federal, state or local environmental laws in any jurisdictions of our operation.

RESEARCH AND DEVELOPMENT

Our company’s research and development efforts are focused on enhancing the Eco-Pro Energy Saver products including: (i) periodic re-design of products and incorporation of new technologies to improve performance and manufacturability; (ii) design of new product lines for additional specialized applications; and (iii) expansion and adaptation of existing products to accommodate the requirements of larger and smaller electricity consumers. Research and development efforts are conducted in-house, as well as through an agreement with Guilin Electrical Equipment Scientific Research Institute, a leading governmental research institute in China under the Ministry of Mechanical Industry. Tech Team’s total research and development costs charged to operations were approximately $20,000 during the past two fiscal years. We anticipate our wholly-owned operating subsidiary’s total research and development expenditures will be approximately $10,000 for its fiscal year ending March 31, 2006 .

INTELLECTUAL PROPERTY

Patent Applications

In China, our company, through our indirect wholly-owned subsidiary, Grandplex Development Limited, has applied for a patent of the underlying technology used in the Eco-Pro Energy Saver products, which patent is currently pending. The patent application, Application No. 02106678.7, for “an energy saving device” has successfully undergone preliminary examination and the application has been published in No. 37, Vol. 19 of the Chinese Patent Gazette for Invention. The patent is now undergoing examination by the Patent Office of the People’s Republic of China. In Hong Kong, Tech Team has applied for a patent based on the patent application in China. This patent (Application No. 04101357.1) is also pending, and its approval rests on the prior approval of the patent application in China. Tech Team has also recently filed the initial patent application form for a United States patent covering the technology underlying the Eco-Pro Energy Saver.

Trademarks

The Eco-Pro name and logo are registered trademarks in China, Hong Kong, Macau, Thailand and the 25 nations of the European Community Union. We intend to file for trademark registration of the Eco-Pro name and logo in the United States and Canada in the near future.

Domain Names

We own and operate the following duly registered internet domain names: www.gistt.com , www.techteam.com.hk. and www.ttzh.com. The information contained in our websites does not form part of this current report.

Certifications

Our company, through our indirect wholly-owned subsidiaries Grandplex Development and Tech Team Development Limited, holds ISO 9001:2000 certification for the sales and maintenance service of electrical energy-saving equipment. This is an internationally-recognized standard denoting quality management systems. The Eco-Pro Energy Saver product has received certification for technical performance as an energy saving product from the China Certification Center for Energy Conservation Product. It has also received certification of safety compliance with International Electrotechnical Commission standards for electrical equipment. Various independent product tests have been completed and additional non-critical industry and governmental certifications related to the Eco-Pro Energy Saver product have been obtained, primarily within mainland China.

EMPLOYEES

As of March 31, 2005 , Tech Team had 46 employees, of which 42 were full-time and 4 were part-time employees. Of these employees, 5 were senior management, 11 were managerial, administrative, finance and accounting staff, 14 were engineers and technicians engaged in research, development, consulting and training service, 7 were engaged in sales and marketing, and 9 were engaged in manufacturing and other operational activities. Of those employees, none are covered by collective bargaining agreements. We plan to hire a chief financial officer before the end of the second quarter of our 2006 fiscal year.

SUBSIDIARIES

The names of our wholly-owned and majority-owned subsidiaries, their dates of incorporation and the jurisdictions in which they are incorporated are as follows:

Name	Jurisdiction	Date Incorporated
Tech Team Holdings Limited	Territory of the Cayman Islands	February 15, 2002
Tech Team Investment Limited(1)	British Virgin Islands	March 24, 2000
Grandplex Development Limited(2)	Hong Kong	January 18, 1999
Tech Team Development Limited(2)	Hong Kong	October 22, 1999
Tech Team Engineering Limited(2)	Hong Kong	August 23, 2000
Tech Team (China) Limited(2)	British Virgin Islands	May 22, 2002
Tomi Fuji Energy Management Services Consultants Limited(2)	Hong Kong	March 10, 2004
Tomi Fuji Energy Pte. Ltd.(3)	Singapore	December 17, 2004
Tech Team Development (Zhuhai) Limited(4)	The People’s Republic of China	August 23, 2002
(1)	Wholly-owned subsidiary of Tech Team Holdings Limited.
(2)	Wholly-owned subsidiary of Tech Team Investment Limited.
(3)	80% majority-owned subsidiary of Tomi Fuji Energy Management Services Consultants Limited.
(4)	Wholly-owned subsidiary of Tech Team (China) Limited.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong . The 3,652 square foot office space serves as the base of operations for our corporate, managerial, accounting, financial, administrative, sales and marketing functions. Our company, through Tomi Fuji Energy Management Services Consultants, has leased the office premises for the period from April 16, 2005, to April 15, 2007 . The monthly fixed rent is $4,694 (HK$36,520) , plus a monthly service charge of $1,596 (HK$12,417) . Upon expiration of the lease, we intend to renew our lease, or move to a larger office space in Hong Kong if additional space is required.

Our company, through Tech Team, also leases a facility at 3rd Floor, Block 1, Hang Xin Industrial Centre, 2000 Jiu Zhou Da Dao West, Zhuhai, Guangdong, People’s Republic of China. Zhuhai, a Special Economic Zone, is located in Guangdong Province in southern China. The 12,185 square foot space serves as a base for research, development and assembly of the Eco-Pro Energy Saver line of products, as well as sales and marketing activity within China. Our company, through our indirect wholly-owned subsidiary, Tech Team Development (Zhuhai), has leased the facility for the period from September 1, 2002 to August 31, 2005. The monthly fixed rent is $1,663 (13,584 yuan ), plus a monthly service charge of $208 (1,698 yuan ). Our company intends to renew this lease upon expiry and to lease additional space in adjoining premises to accommodate our growing needs.

Our company, through Tech Team Development (Zhuhai) has leased a staff quarter located at Room 301, Block 4, Xinyuen Ge, Nanpo Garden, Zhuhai, Guangdong, People’s Republic of China, at a monthly cost of $367 (3,000 yuan) for the period from April 26, 2005 to October 26, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following is a discussion and analysis of Tech Team’s results of operation and the factors that could affect Tech Team’s future financial condition and results of operation. This discussion and analysis should be read in conjunction with Tech Team’s consolidated financial statements and the notes thereto included elsewhere in this current report. Tech Team’s audited and unaudited consolidated financial statements are prepared in accordance with United States generally accepted accounting principles. All references to dollar amounts in this section are in United States dollars unless expressly stated otherwise. Please see the “Note on Forward Looking Statements” and “Risk Factors” for a list of our risk factors.

Company Overview

We were incorporated under the laws of the State of Nevada under the name “Legacy Bodysentials Inc.” on September 14, 1995. On September 25, 1996, we changed our name to “Legacy Minerals Inc.” and on May 18, 1998, we changed our name to “Global Commonwealth Inc.” On November 12, 1999, we changed our name to “Global Innovative Systems Inc.” Following the sale of Energy Medicine Developments in September 2003, our company was a development stage company whose business purpose was to identify and complete a merger or acquisition of a business or business opportunity. Upon the acquisition of Tech Team on January 13, 2005, we commenced the business of selling energy-saving products through Tech Team, our wholly-owed operating subsidiary.

Acquisition of Tech Team Holdings

On January 7, 2005, we entered into a share exchange agreement among our company, Tech Team, Bondy Tan and the shareholders of Tech Team as set out in the share exchange agreement. The share exchange agreement contemplated our company acquiring all of the issued and outstanding shares of Tech Team.

The closing of the transactions contemplated in the share exchange agreement and the acquisition by our company of all of the issued and outstanding ordinary stock of Tech Team was completed as of January 13, 2005. In accordance with the closing of the share exchange agreement on January 13, 2005, we acquired all of the 354,798,533 issued and outstanding ordinary shares of Tech Team, in exchange for the issuance by our company of 13,000,000 shares of our common stock to the shareholders of Tech Team on the basis of one share of our company for every 27.29219 ordinary shares of Tech Team. As a result of the share exchange transaction, Tech Team became a wholly-owned subsidiary of our company as of January 13, 2005. For financial statement purposes, Tech Team, the acquired entity, is regarded as the predecessor entity of our company as of January 13, 2005.

As a result of the acquisition on January 13, 2005, our company had 19,033,096 shares of common stock issued and outstanding. As of January 13, 2005, the former shareholders of Tech Team owned 13,000,000 shares of our company’s common stock, which represented approximately 68.3% of the issued and outstanding shares of our company.

As the former shareholders of Tech Team held 68.3% of our shares as of the acquisition date, and because the business of Tech Team represents the only business operations of our company, the acquisition of Tech Team is deemed to be a reverse acquisition for accounting purposes. Tech Team, the acquired entity, is regarded as the predecessor entity of our company as of January 13, 2005. Starting with the periodic report for the quarter in which the acquisition was consummated, our company will file quarterly and annual reports based on the March 31 fiscal year end of Tech Team. Such financial statements will depict the operating results of Tech Team, including the acquisition of our company, from January 13, 2005.

Business of Tech Team Holdings

Tech Team is a developer, manufacturer and integrator of energy-saving products and technologies. Tech Team’s primary product is the Eco-Pro® Energy Saver, a proprietary system which reduces energy consumed by lighting and other electrical equipment and acts as a protective buffer against voltage surges and other distortions. The technology can be applied to a broad range of commercial, industrial, civil and residential applications, including commercial buildings, office buildings, factories, industrial plants and street lighting. In addition, Tech Team distributes complementary energy-efficiency products which can be integrated with the Eco-Pro Energy Saver system. Tech Team also provides consulting and customer training services which enables Tech Team to offer comprehensive energy management solutions to prospective clients.

Results of Operations – Nine Months Ended December 31, 2004

Tech Team’s net loss before taxes and minority interest for the nine months ended December 31, 2004 was $377,641 (HK$2,938,051) compared to a net loss of $900,769 (HK$7,007,982) for the same period ended 2003.

Revenues and Cost of Revenues

Total net revenues for the nine months ended December 31, 2004 was $864,338 (HK$6,724,550) which increased $747,539 (HK$5,815,854) from total net revenue of $116,799 (HK$908,696) over the same period ended 2003. The increase in revenues was attributable to increased sales of our hardware products and an increase in service revenue. The increases reflect an expanded distribution network, an increase in marketing efforts and increased growth in demand for energy-saving products. Management believes the increase in demand for Tech Team’s products and services is mainly attributable to the increasing cost of energy and the need for businesses to reduce costs in order to remain competitive in an increasingly competitive global business environment. Specifically, sales of hardware related to energy-saving systems for the nine months ended December 31, 2004 increased to $673,286 (HK$5,238,163) which represents an increase of $602,985 (HK$4,691,226) or 858% over the same period ended 2003. Net revenues also increased from a growth in service revenues during the nine months ended December 31, 2004 of $181,837 (HK$1,414,695), representing an increase of $140,163 (HK$1,090,466) or 336% over the same period ended 2003. The increase in service revenue was primarily attributable to a large energy-saving feasibility study conducted for one customer, which generated a one time fee of $128,535 (HK$1,000,000).

The increase in revenues from the sale of hardware was increased by our company’s distribution network which continued to expand during the nine months ended December 31, 2004 and 2003. Before the acquisition of Tech Team, Tech Team commenced product assembly operations of a hardware factory in Zhuhai, People’s Republic of China, in January 2003. The factory expanded Team Tech’s distribution channels to reach customers in the nearby Guangdong Province and Pearl River Delta regions, particularly Hong Kong and Macau. Additionally, Tech Team signed distribution agreements with four new distributors during the nine months ended December 31, 2004 and six new distributors during the nine months ended December 31, 2003.

The increase in revenues during the nine months ended December 31, 2004 also reflects the gradual recovery from the economic effects of Severe Acute Respiratory Syndrome or SARS cases that generally occurred from March to September of 2003. Although the effects of SARS are not quantifiable, SARS generally restricted business activity in SARS infected areas which included our markets in China and Hong Kong. The uncertainty of the scale and duration of the SARS epidemic reduced normal economic activity of our company during this period which reduced revenues and accounts receivable for the year ended December 31, 2003. In addition, our sales activities were reduced through decreased travel, reduced marketing opportunities at trade shows and exhibitions, and fewer in-person sales opportunities to potential clients. During the nine months ended December 31, 2004, areas affected by the SARS virus generally recovered and our company’s revenues and business in general improved during this period.

Cost of revenues for the nine months ended December 31, 2004 was $253,806 (HK$1,974,618) or 29% of total revenues compared with cost of revenues of $50,858 (HK$395,677) or 44% for the same period ended 2003. The overall improvement in cost of revenues reflects our company’s increased number of products, including the Eco-Pro Energy Saver for Centralized Air Conditioning System and the Solar Boiling System, which provided increased exposure and recognition of our company in the energy saving industry in our markets. The increased exposure and popularity of our products and services allowed our company to purchase materials at lower costs and benefit from increased installation efficiencies due to an increased number of products being installed in our market areas. These factors combined to decrease our cost of sales revenues over previous periods.

Operating Expenses

Operating expenses for the nine months ended December 31, 2004 was $903,038 (HK$7,025,635) compared to $850,848 (HK$6,619,595) for the same period ended 2003. Selling and marketing expenses as well as general and administrative expenses constitute the major components of our company’s operating expenses.

Selling and marketing expenses for the nine months ended December 31, 2004 increased to $333,590 (HK$2,595,329) from $103,250 (HK$803,286) for the same period ended 2003. The increase primarily reflects increased costs of approximately $179,949 (HK$1,400,000) associated with our incentive plan adopted during the nine months ended December 31, 2004 that pays higher commissions to our agents to encourage the expansion of our company’s market penetration in new sectors and industries. Our target sectors and industries to date have primarily consisted of large commercial and industrial customers in Hong Kong, the People’s Republic of China, Macau and Singapore. Through our new incentive plan, our company intends to pursue large commercial and industrial electricity consumers in Indonesia, the Philippines, the People’s Republic of China and Singapore. Costs also increased during the nine months ended December 31, 2004 as a result of the employment of four additional sales personnel at a cost of $39,717 (HK$309,000). We intend to continue to actively promote our products in existing markets in addition to penetrating new markets in the Asia Pacific region. As a result of these efforts, management expects that selling and marketing expenses will continue to increase in the near future. During the nine months ended December 31, 2004 and 2003, our company expanded our distribution network through distribution agreements and strategic alliances which allowed our company to leverage external resources and market expansion while minimizing overhead and avoiding the expenses of new facilities and sales staff. Management intends to continue to expand through distribution agreements and strategic alliances, and does not intend to expand in new markets through the establishment of new company owned facilities.

General and administrative expenses for the nine months ended December 31, 2004 decreased to $569,448 (HK$4,430,306) from $747,598 (HK$5,816,309) for the same period ended 2003. The decrease is primarily attributable to the write-off of a receivable from several customers in 2003 totaling $159,095 (HK$1,237,761) while no significant bad debts were incurred in the nine months ended December 31, 2004. Additionally, a reduction of $28,278 (HK$220,000) in staff costs and a reduction in rental expenses of $20,437 (HK$159,000) was recognized in the nine months ended December 31, 2004 as a result of the relocation of certain marketing functions to Zhuhai, People’s Republic of China where the cost of labor is significantly less than such costs in Hong Kong. This decrease was offset by an increase in higher audit fees, which increased approximately $66,838 (HK$520,000) to $93,830 (HK$730,000) during the nine months ended December 31, 2004. Management expects that professional costs, including legal, accounting and audit fees, will increase in the future as a result of our company being a public company in the United States.

Interest expense decreased to $106,041 (HK$824,998) for the nine months ended December 31, 2004 as compared to $135,952 (HK$1,057,710) for the same period ended 2003. The decrease of 22% reflects a reduction in interest bearing debt, which was paid down with proceeds from an interest free loan provided by a director and the Chief Executive Officer of Tech Team and our company who subsequently converted the loan into shares of Tech Team in October 2004.

Results of Operations – Fiscal Year Ended March 31, 2004

Tech Team’s net loss before taxes and minority interest for the year ended March 31, 2004 was $1,161,180 (HK$9,033,982) compared to a net loss before taxes and minority interest of $908,184 (HK$7,005,009) for the same period ended 2003.

Revenues and Cost of Revenues

Total net revenues for the year ended March 31, 2004 was $392,092 (HK$3,050,475), which represents a 43% increase over the total net revenue of $274,544 (HK$2,135,955) for the same period ended 2003. The increase in net revenues was primarily attributable to the introduction of two new products which together accounted for over 51% or $200,612 (HK$1,560,765) of total net revenues for the year ended March 31, 2004. The two products consist of the Eco-Pro Energy Saver for Centralized Air Conditioning System and the Solar Boiling System which were launched in March 2003 and January 2004 respectively. The Eco-Pro Energy Saver for Centralized Air Conditioning System generated $44,057 (HK$342,765) and the Solar Boiling System generated $156,555 (HK$1,218,000) to net revenues for the year ended March 31, 2004 and generated nil revenues during the same period ended 2003.

The increase in revenues and sales of hardware were increased by our company’s distribution network which expanded during the year ended March 31, 2004 and 2003. Before the acquisition of Tech Team, Tech Team commenced product assembly operations of a hardware factory in Zhuhai, People’s Republic of China, in January 2003. The factory expanded our company’s distribution channels to reach customers in the nearby Guangdong Province and Pearl River Delta regions, particularly Hong Kong and Macau. Additionally, Tech Team signed distribution agreements with eight new distributors during the year ended March 31, 2004 and six new distributors during the year ended March 31, 2003. These initiatives resulted in an increase in combined sales revenue generated from Hong Kong and Macau of $157,619 (HK$1,226,279) for the year ended March 31, 2004 and $770,869 (HK$5,997,359) for the nine months ended December 31, 2004. Our company intends to continue to expand our distribution network and marketing efforts through similar initiatives and thus anticipates that hardware sales will continue to increase.

Management fee income earned in 2003 represents a fee charged by Tech Team to a related company, Tech Team Media Limited, in return for Tech Team providing administrative services, logistic arrangements and business consultancy services during the year ended March 31, 2003. Tech Team Media has been inactive since 2004. Management of Tech Team considers the income generated to be a one-time fee and does not expect to generate similar fees from Tech Team Media in the future.

Cost of revenues for the year ended March 31, 2004 was $272,902 (HK$2,123,179) or 70% of total revenues compared with cost of revenues of $143,424 (HK$1,115,841) or 52% for the same period ended 2003. The increase in cost of revenues during the year ended March 31, 2004 was a result of higher costs in bringing the Eco-Pro Energy Saver for Centralized Air Conditioning System and the Solar Boiling System to market, including increased production costs, materials costs and installation costs.

Operating Expenses

Operating expenses for the year ended March 31, 2004 was $1,107,665 (HK$8,617,632) which represents a 9% increase in operating expenses of $1,019,710 (HK$7,933,344) for the same period ended 2003. Selling and marketing expenses as well as general and administrative expenses constitute the major components of our company’s operating expenses.

Selling and marketing expenses for the year ended March 31, 2004 decreased approximately 13% to $150,193 (HK$1,168,503) from $171,766 (HK$1,336,343) for the same period ended 2003. The decrease is primarily attributable to a reduction in staff costs which totalled $58,099 (HK$452,011) and $98,902 (HK$769,460) for the years ended March 31, 2004 and 2003 respectively. The reduction in staff costs was largely due to the relocation of certain marketing functions of Tech Team’s Hong Kong operations to Zhuhai, People’s Republic of China where the cost of labor is significantly lower. In addition, Tech Team actively reduced costs associated with selling and marketing activities such as trip expenses. Travel costs associated with selling and marketing decreased $18,421 (HK$143,318) to $20,290 (HK$157,853) in the year ended March 31, 2004 compared to $38,711 (HK$301,171) for the same period ended 2003. In addition, selling and marketing expenses were higher in the year ended March 31, 2003 as a result of installation costs of $40,520 (HK$315,244) to install energy saving products in a location that we used as an off-site showroom for marketing and promotional purposes. We did not incur such costs during the same period ended 2004.

General and administrative expenses increased 16% during the year ended March 31, 2004 to $957,472 (HK$7,449,129) from $827,831 (HK$6,440,527) for the same period ended 2003. The increase is primarily attributable to the provision of bad debts of $159,095 (HK$1,237,761) which represents an increase of $98,898 (HK$769,423) over the prior year expense of $60,198 (HK$468,338). During fiscal 2004, Tech Team incurred a charge of $132,262 (HK$1,029,000) involving a specific sales contract that was commenced and subsequently terminated by the customer and our company. The account receivable associated with this contract was recorded as accounts receivable during the years ended March 31, 2003 and 2002. Upon termination of the contract, the account receivable was written off for the year ended March 31, 2004. The remaining balance of $26,833 (HK$208,761) was primarily accounts receivable carried forward from the year ended March 31, 2002 to the same period ended 2004, when the debtors’ accounts were determined to be unrecoverable. Our company monitors our accounts receivable and each account receivable is specifically assessed for credit risk at regular intervals by our management. Our company provides an allowance for doubtful accounts when collection of an account is considered doubtful and will be quantified based on an assessment of factors such as the specific customer’s background and credit history.

General and administrative expenses also increased during the year ended March 31, 2004, partially as a result of $37,563 (HK$292,244) being expensed from depreciation incurred from certain energy saving products installed on the client’s premises that Tech Team used for demonstration and marketing purposes during the year ended March 31,2004. These increases were offset by a decrease in legal and professional fees due to the reduced need for original legal documents in connection with service and sales contracts and the corresponding increase in the use of standard service and sales contracts. Management, however, expects that legal and professional costs will increase in the future due to increased costs associated with being a public company in the United States.

Interest expense increased to $195,274 (HK$1,519,233) for the year ended March 31, 2004 as compared to $98,906 (HK$769,487) for the same period ended 2003. The increase of 97%, or $96,368 (HK$749,746), reflects an increase in the average outstanding balance of our interest-bearing debt during the period.

Liquidity and Capital Resources

Capital Resources

As of December 31, 2004, Tech Team had a net working capital deficit of $1,919,921 (HK$14,936,987) compared with a deficit of $2,558,202 (HK$19,902,808) as of the same date in 2003, which represents a reduction in the deficit of approximately $638,281 (HK$4,965,821). The cash and cash equivalents of Tech Team increased to $75,169 (HK$584,816) as at December 31, 2004. As of December 31, 2004, Tech Team had total credit facilities outstanding of $1,894,013 (HK$14,735,423), $382,605 (HK$2,976,664) of which remains available for future use.

The future prospects of our company are primarily dependent upon the continuing financial support through credit facilities of our creditors, directors and shareholders, through equity issued to new shareholders, our ability to raise long term financing and our ability to achieve and maintain profitable operations. The continuation of our company as a going concern is primarily dependent upon our ability to generate sufficient cash flow to enable our company to satisfy our obligations on a timely basis. To help overcome these difficulties, our company has established relationships with several financial institutions which may provide a financing option to our company’s clients. Through such financing arrangements, up to 100% of the purchase price of our products may be financed by our clients. These financial institutions include Inchroy Credit Corporation Limited, HSBC Limited, Hang Seng Bank and CIT Financial (Hong Kong) Limited. These arrangements, if executed, are expected to enable our customers to implement energy solutions with little or no initial capital investment which our company believes will promote an increase in sales revenue. There can be no assurance, however, that the financial institutions will actually agree to such a financing option.

Management believes that our company’s cash and cash equivalents, cash provided by operating activities and unused credit facilities will not be sufficient to meet our working capital requirements for the next twelve months. Our company plans to raise the capital required to satisfy our immediate short-term needs and additional capital required to meet our estimated funding requirements for the next twelve months primarily through the sale of our equity securities by private placement. The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

Cash Flow Used in Operating Activities

Operating activities used cash of $957,095 (HK$7,446,206) for the nine months ended December 31, 2004 compared to $900,769 (HK$7,007,982) for the same period ended 2003. Cash was used to cover operating losses, sales-type leases and accounts receivable. Tech Team has noted an increasing trend in operations, which continues to place demands on working capital requirements. Specifically, Tech Team offers extended financing terms of up to 60 months to new customers. Tech Team, however, is required to pay its suppliers for the cost of hardware in accordance with credit terms ranging from cash on delivery to payment within 30 days. Such financing arrangements create a time lag between the payment for inventory and receipt from sales thereof, which has placed additional demands on working capital requirements. Tech Team is currently in negotiation with certain financial institutions to provide financing to our customers for purchases of Tech Team’s equipment, which, if obtained, will assist in alleviating this capital requirement. There can be no assurance, however, that the financial institutions will actually agree to such a financing option. Increased net revenues and improvements in gross margin have allowed Tech Team to increase expenditures while reducing its overall loss from operations and cash in operating activities.

Operating activities used cash of $823,832 (HK$6,409,424) for the year ended March 31, 2004 compared to $719,054 (HK$5,594,242) for the same period ended 2003. The increase in the use of cash in operating activities was partially attributable to cover increased interest expenses in addition to an increase in trade payables resulting from the time lag of our financing arrangements. An increase in inventory to stock the second and third generation of energy saver components during the year ended March 31, 2004 similarly increased our cash requirements.

Cash Flow Used in Investing Activities

Tech Team reduced the cash used in investing activities to $11,154 (HK$86,776) during the nine months ended December 31, 2004 from $290,361 (HK$2,259,008) during the same period ended 2003. The cash used in investing activities during the nine months ended December 31, 2003 was due to an increase in restricted deposits pledged to a bank to secure credit facilities for our company.

Tech Team reduced the cash used in investing activities to $222,320 (HK$1,729,719) during the year ending March 31, 2004 from $539,581 (HK$4,197,938) during the same period ended 2003. The decrease in investing activities was largely due to a decrease in purchases of investments for collateral for certain bank loans, and a decrease in purchases of property, plant and equipment of $152,044 (HK$1,182,904).

Cash Flow Provided by Financing Activities

Financing activities provided cash of $1,040,340 (HK$8,093,849) for the nine months ended December 31, 2004 as compared to cash of $980,874 (HK$7,631,203) for the same period ended 2003. During the nine months ended December 31, 2004, the director and Chief Executive Officer provided Tech Team with an additional interest-free loan of $1,650,667 (HK$12,842,188) during the nine months ended December 31, 2004 compared with an additional interest free loan of $374,251 (HK$2,911,675) during the same period ended 2003. In October 2004, 70,512,820 ordinary shares of Tech Team were issued to the director and Chief Executive Officer of our company in settlement of loans outstanding of $1,413,882 (HK$11,000,000). Tech Team also settled from $326,492 (HK$2,540,108) in payables to the director and Chief Executive Officer by transferring certain receivables to him. Tech Team reduced its interest bearing borrowings through repayments of bank loans of $551,443 (HK$4,290,225) and capital lease obligations of $58,884 (HK$458,114).

Financing activities provided cash of $1,003,611 (HK$7,808,102) for the year ended March 31, 2004 as compared to cash of $932,074 (HK$7,251,537) for the same period ended 2003. During the year ended March 31, 2004, Tech Team reduced its interest-bearing borrowings of $866,993 (HK$6,745,202) and capital lease obligations of $196,385 (HK$1,527,873) in comparison to $623,272 (HK$4,849,056) and $69,163 (HK$538,090) respectively during the same period ended 2003. Proceeds used for debt repayment were obtained from short-term borrowings of $1,211,651 (HK$9,426,648) and a loan from our director and Chief Executive Officer of $855,338 (HK$6,654,529).

Capital Expenditures

Tech Team incurred capital expenditures of $16,575 (HK$128,955) during the year ended March 31, 2004 and $168,619 (HK$1,311,859) for the same period ended 2003. Capital expenditures for the nine months ending December 31, 2004 were $2,135 (HK$16,608) as compared to $16,506 (HK$128,413) for the same nine months ended 2003. The significant increase in capital expenditures in fiscal 2003 was associated with the establishment of Tech Team's factory in Zhuhai, People’s Republic of China in August 2002, which began full operation of its product assembly lines in January 2003. As of December 31, 2004, Tech Team did not have any material commitments for capital expenditures and management does not anticipate that our company will spend additional material amounts on capital expenditures in the near future.

Off-Balance Sheet Arrangements

Other than as described below, our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Tech Team does not engage in trading activities involving non-exchange traded contracts.

Tomi Fuji Corporation Limited, a shareholder of our company, has guaranteed the rent payments of Tomi Fuji Energy Management Consultants, a wholly-owned subsidiary of our company. Tomi Fuji Energy Management Services Consultants has leased the office premises from April 16, 2005 to April 15, 2007. The monthly fixed rent is $4,694 (HK$36,520) plus a monthly service charge of $1,596 (HK$12,417) with a two month rent free period from April 16, 2005 to June 15, 2005. The obligations of this guarantee are set out as follows:

	Guarantee provided by Period

Guarantee Obligations	Total	Less Than One Year	2-3 Years	4-5 Years	After 5 Years
Operating Leases	$103,270	$44,594	$58,676	Nil	Nil

Contractual Obligations

The following table sets forth our best estimates for material long-term obligations as at March 31, 2005. Operating leases include commitments for office space of $16,859. As of March 31, 2005, our principal business office was located at 1703, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong, People’s Republic of China. Our company leased the office premises from March 20, 2003 to February 28, 2005 and subsequently extended the lease to May 31, 2005. The monthly fixed rent was $3,554 (HK$27,648), plus a monthly service charge of $1,097 (HK$8,553). Upon expiration of the lease, we relocated to a larger office space at 16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong. The 3,652 square foot office space serves at the base of our corporate, managerial, accounting, financial, administrative, sales and marketing functions. Tomi Fuji Corporation, a shareholder of our company, has guaranteed the rental payment of Tomi Fuji Energy Management Services Consultants, an indirect wholly-owned subsidiary of our company. Our subsidiary has leased the office premises for the period from April 16, 2005 to April 15, 2007. The monthly fixed rent is $4,694 (HK$36,520), plus a monthly service charge of $1,596 (HK$12,417), with a two month rent free period from April 16, 2005 to June 15, 2005. Our company also leases a facility at 3rd Floor, Block 1, Hang Xin Industrial Centre, 2000 Jiu Zhou Da Dao West, Zhuhai, Guangdong, People’s Republic of China. Zhuhai, a Special Economic Zone, is located in Guangdong Province in southern China. The 12,185 square foot space serves as a base for research, development and assembly of the Eco-Pro Energy Saver line of products, as well as sales and marketing activity within China. Our company, through our indirect wholly-owned subsidiary, Tech Team Development (Zhuhai), has leased the facility for the period from September 1, 2002 to August 31, 2005. The monthly fixed rent is $1,663 (13,584 yuan), plus a monthly service charge of $208 (1,698 yuan). Our company intends to renew this lease upon expiry and to lease additional space in adjoining premises as required by our company.

Additionally, Tech Team Development (Zhuhai), our wholly-owned subsidiary, has leased a staff quarter located in Room 301, Block 4, Xinyuen Ge, Nanpo Garden, Zhuhai,Guangdong, People’s Republic of China, at a monthly cost of $367 (3,000 yuan) for the period from April 26, 2005 to October 26, 2005.

Our company has entered into capital lease arrangements for leasing motor vehicles and equipment used in our operations. The lease terms are three to five years with an interest rate of 2.75% per annum fixed at the lease date and are secured by the lessor’s charge over the leased assets. Our contractual obligations as of March 31, 2005 were:

	Payments Due by Period

Contractual Obligations(1)	Total	Less Than One Year	2-3 Years	4-5 Years		After 5 Years
Capital Lease Obligations	$63,667	$61,199	$1,481	$987	$	Nil
Operating Leases	16,859	16,859	Nil	Nil		Nil
Purchase Obligations	Nil	Nil	Nil	Nil		Nil
Total Contractual Obligations	$80,526	$78,058	$1,481	$987	$	Nil

(1)	Other than as disclosed in the off-balance sheet arrangements section, set out above, there have been no material changes to the contractual obligations of our company subsequent to March 31, 2005.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of our company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We are in the business of developing and manufacturing energy saving products and technologies and have identified certain accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 1 to our consolidated financial statements.

Revenue Recognition

Our company recognizes revenue when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	Price to the customer is fixed or determinable; and
•	Collectibility is reasonably assured.

In addition, we follow the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, which sets out the guidelines for the timing of revenue recognition based upon factors such as passage of title, installation, payment and customer acceptance.

Our company does not provide our customers with the right of return (except for quality), price protection, rebates or discounts.

In regards to our company’s allowance for doubtful accounts, we periodically record a provision for doubtful accounts based on an evaluation of the collectibility of accounts receivable by assessing, among other factors, our customer’s willingness or ability to pay, repayment history, general economic conditions, and the ongoing relationship with our customers . The total amount of this provision is determined by first identifying the receivables of customers that are considered to be a higher credit risk based on their current overdue accounts, difficulties in collecting from these customers in the past and their overall financial condition. For each of these customers, our company estimates the extent to which the customer will be able to meet its financial obligations, and we record an allowance that reduces our accounts receivable for that customer to the amount that is reasonably believed will be collected. Additional allowances may be required in the future if the financial condition of our customers or general economic conditions deteriorate, thereby reducing net income.

Valuation of Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on the first-in, first-out basis. Write-down of potentially obsolete or slow-moving inventory is recorded based on management's analysis of inventory levels and our assessment of estimated obsolescence based upon assumptions about future demand and market conditions. Further write-down of the value may be required in the future if there is rapid technological and structural change in the industry. This may reduce the revenue and cash of our company.

Impairment of Long-Lived Assets

Our company reviews our long-lived assets for potential impairment based on a review of projected undiscounted cash flows associated with these assets. Long-lived assets are included in impairment evaluations when events and circumstances exist that indicate the carrying amount of these assets may not be recoverable. Measurement of impairment losses for long-lived assets that our company expects to hold and use is based on the estimated fair value of the assets. Therefore, future changes in our strategy and other changes in our operations could impact the projected future operating results that are inherent in estimates of fair value, resulting in impairments in the future. Additionally, other changes in the estimates and assumptions, including the discount rate and expected long-term growth rate, which drive the valuation techniques employed to estimate the fair value of long-lived assets could change and, therefore, impact the assessments of impairment in the future.

Deferred Income Taxes

Our company provides deferred income taxes using the asset and liability method. Under this method, we recognize deferred income taxes for all significant temporary differences as either current or non-current. This decision is based upon the classification of the related asset or liability in our financial statements. Our company provides a valuation allowance to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax asset will not be realized.

When considering whether a valuation allowance is necessary, our company assesses our historical operating losses and determines the losses that are expected in the future. Any changes in the assessment may impact the estimation of the amount of valuation allowance required.

Investments

Our company classifies our investments in mutual funds as available-for-sale securities and carries them at market value. The unrealized holding gains and losses on these securities are excluded from earnings and are reported as a separate component of other comprehensive income or loss until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis and are reflected in consolidated statement of operations.

Our company assesses declines in the value of individual investments to determine whether such decline is other-than-temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data in which the guaranteed mutual funds are invested in, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company in which the guaranteed mutual funds are invested in, and our company’s intent and ability to hold the investment.

Net Investment in Sales – Type Leases

At the time a sales – type lease is consummated, our company records the gross finance receivable, less unearned income. Unearned income is recognized as lease income using the interest method over the term of the lease and is included as financing revenue in our consolidated statements of operation. Our company reviews minimum lease payments receivable considered at risk on a periodic basis. The review primarily consists of an analysis based upon current information available about the client as well as the current economic environment, value of leased assets net of repossession cost and prior history. Impairment is measured using the fair value of the leased assets when foreclosure is probable. Using this information, our company determines the expected cash flow for the receivable and calculates a recommended estimate of the potential loss and the probability of loss. For those accounts in which the loss is probable, our company records a specific reserve.

Trade Receivables and Allowance for Doubtful Accounts

Individual trade receivables are specifically assessed for credit risk at regular intervals by management. Our company provides an allowance for doubtful accounts when collection of an account is considered doubtful and will be quantified based on assessment of the qualitative and quantitative factors such as the customers’ background, credibility and repayment history.

RISK FACTORS

For purposes of this Risk Factors section, our company, Tech Team and all of Tech Team’s subsidiaries shall be collectively referred to as “we”, “our” or the “company”. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Prospective investors are advised to consider these risk factors carefully as set out below before investing in the company.

RISKS RELATED TO OUR BUSINESS

We will require significant additional financing, the availability of which cannot be assured, and if our company is unable to obtain such financing, our business may fail.

Our business plan calls for significant expenses necessary to continue the development of our products and expand our position in the market. We have estimated that Tech Team, our wholly-owned operating subsidiary, will require approximately $2.0 million to carry out our business plan in Tech Team’s fiscal year ended March 31, 2006. However, there is no assurance that actual cash requirements will not exceed our estimates. We may need to raise additional funds to:

- support our planned rapid growth;

- develop new or enhanced services and technologies;

- increase our marketing efforts;

- acquire complementary businesses or technologies; and/or

- respond to competitive pressures or unanticipated requirements.

We have not yet achieved sustainable positive cash flows. As such, we will depend to a large extent on outside capital over the near-term to fund our capital needs. Such outside capital may be obtained from additional debt or equity financing. We do not currently have any arrangement for financing and there is no assurance that capital will be available to meet our continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to implement our business and growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate desired acquisitions or compete effectively.

We operate in a highly-competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Management is aware of similar products which compete directly with our products and some of the companies developing these similar products have significantly greater financial, technical and marketing resources, larger distribution networks, and generate greater revenue and have greater name recognition than us. These companies may develop products superior to those of our company. Such competition will potentially affect our chances of achieving profitability, and ultimately adversely affect our ability to continue as a going concern.

This may place us at a disadvantage in responding to our competitors’ pricing strategies, technological advances, marketing campaigns, global expansion, alliances and other initiatives. Some of our competitors conduct more extensive promotional activities and offer lower prices to customers than we do, which could allow them to gain greater market share or prevent us from increasing our market share. In the future, we may need to decrease our prices if our competitors continue to lower their prices. Our competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Further, to the extent our competitors are able to attract and retain customers based on the convenience of one-stop shopping or because of international operations or arrangements, our business and ability to grow could be materially adversely affected. To be successful, we must establish and strengthen our brand awareness, effectively differentiate our product line from those of our competitors and build our international partnerships. To achieve this we may have to substantially increase marketing and research and development in order to compete effectively.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

Currently, we derive substantially all of our revenues from the sale of electrical energy-saving products. The electrical energy-saving industry is characterised by rapid technological change, new products and services, new sales channels, evolving industry standards and changing client preferences. Our success will depend, in significant part, upon our ability to make timely and cost-effective enhancements and additions to our technology and to introduce new products and services that meet customer demands. We expect new products and services to be developed and introduced by other companies that compete with our products and services. The proliferation of new electrical energy-saving technology may reduce demand for our Eco-Pro Energy Saver brand. There can be no assurance that we will be successful in responding to these or other technological changes, to evolving industry standards or to new products and services offered by our current and future competitors. In addition, we may not have access to sufficient capital for our research and development needs in order to develop new products and services.

We could lose our competitive advantages if we are not able to protect our proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends in part on our proprietary technology incorporated in our products. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we would not be able to compete as effectively. We consider our registered trademark invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. The measures we take to protect the proprietary technology, and other intellectual property rights, which presently are based upon a combination of patent and trademark laws, may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and a diversion of corporate resources. In addition, notwithstanding any rights we have secured to our intellectual property, other persons may bring claims against us claiming that we have infringed on their intellectual property rights, including claims that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time-consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our trademarks or require us to make changes to our technologies.

We hold no patents on our products and may not be able to protect our proprietary technology.

Although we have not obtained patent protection for any of our products, we have sought to protect our proprietary technology through a combination of trademark and trade secret laws and other forms of intellectual property protection. We have filed patent applications in China, Hong Kong and the United States and have patents pending for the Eco-Pro Energy Saver product as an “energy saving device”. There is no assurance that these patents will be granted.

We own trademark registrations for the name and logo for “Eco-Pro” in China, Hong Kong, Macau, Thailand and the European Community. There can be no assurance that our operations do not or will not violate the intellectual property rights of others, that they would be upheld if challenged or that we, would, in such an event, not be prevented from using such company’s intellectual property rights, any of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, our failure to obtain licenses required from third parties for other technology and intellectual property could delay or prevent the development, manufacture or sale of our products. Although we rely, in part, on contractual provisions to protect our trade secrets and proprietary know-how, there is no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by competitors. Although no lawsuits against us regarding infringement of any existing patents or other intellectual property rights are pending, nor have any claims been asserted, there can be no assurance that such infringement claims will not be asserted by third parties in the future. There also can be no assurance in the event of such claims of infringement that we will be able to obtain licenses on reasonable terms.

Our involvement in any intellectual property dispute or action to protect trade secrets and know-how, including actions brought by us, could result in a material adverse effect on our business. Adverse determinations in litigation in which we may become involved could subject us to significant liabilities to third parties, require us to grant licenses to or seek licenses from third parties and prevent us from manufacturing and selling our products. Any of these situations could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely effected.

To continue our growth, we will need to recruit additional senior management personnel, including persons with financial and sales experience. In addition, we must hire, train and retain a significant number of other skilled personnel, including persons with experience in engineering and energy management consulting. We have encountered competition for these personnel. We may not be able to find or retain qualified personnel, which would have a material adverse impact on our business.

Our growth could be impaired if we are not able to develop and maintain the relationships we need to implement our international strategy.

Our growth will depend, in large part, on the success of our international strategy. We have limited experience in marketing and selling our products outside of Hong Kong, China and Macau. We will depend on partnerships and/or joint ventures in international markets to help us build our international operations and sales. We depend upon each of our international partners to provide marketing and relationship building expertise, and a base of existing customers. If we are unable to develop and maintain these relationships, or to develop additional relationships in other countries, our ability to penetrate, and successfully compete in foreign markets would be materially adversely affected. To fully implement our international strategy, we will need to expand our current relationships with international partners. These partners may not agree to expand these relationships.

Our company is subject to revenue collection risk due to a concentration of receivables with several large accounts.

Our company provides credit to our customers under normal credit terms and without collateral. These customers each accounting for approximately 10% of our company’s total revenue, represent 85.6% of our trade receivables and net investment in sales-type leases balances of our company as of December 31, 2004. As a result, our company is subject to potential risk related to changes in business and economic factors that adversely affect these customers’ respective businesses. If we are unable to collect receivables due from these companies, our revenues and net income could be reduced, which could adversely affect our financial condition in a material manner.

Our growth could be impaired if we do not successfully handle certain risks associated with international business.

There are risks inherent in doing business in international markets, including:

- fluctuations in currency exchange rates;

- difficulties in staffing and managing foreign operations;

- changes in regulatory requirements, tariffs and other trade barriers;

- potentially adverse tax consequences; and

- inadequate protection for intellectual property rights.

One or more of these factors may make it difficult for us to fully implement our international business strategies and may materially adversely affect our current or future international operations.

Any changes in the political and economic policies of, or any new regulations implemented by, the Chinese government could affect, or even restrict, the operation of our business and our ability to generate revenues.

Our business is currently focused on the sale of electrical energy-saving products in China. Accordingly, our business, results of operations and financial conditions are affected to a significant degree by any economic, political and legal developments in China.

Since the establishment of the People’s Republic of China in 1949, the Communist Party has been the only governing political party in China. The highest bodies of leadership are the Politburo, the Central Committee and the National People’s Congress. The State Council, which is the highest institution of government administration, reports to the National People’s Congress and has under its supervision various commissions, agencies and ministries, including the regulatory agencies responsible for the regulation of sales of electrical energy products.

Since the late 1970s, the Chinese government has been reforming its economic system. Although we believe that economic reform and the macroeconomic measures adopted by the Chinese government have had and will continue to have a positive effect on the economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised. Some modifications or revisions, if any, could have a material adverse effect on the overall economic growth of China and the development of electrical energy-saving products in China. Any such changes would have a material adverse effect on our business. Furthermore, there is no guarantee that the Chinese government will not impose other economic or regulatory controls that would have a material adverse effect on our business. Any changes in the political, economic and social conditions in China, adjustments in policies by the Chinese government or changes in laws and regulations on the sale of electrical energy-saving products could affect the manner in which we operate our business and restrict or prohibit transactions initiated or conducted by our company. Any such changes or new regulations could affect our ability to develop and sell our products and therefore affect our ability to generate revenues.

China’s current and future economic, political and social conditions, as well as government policies could have an adverse effect on our company’s overall financial condition and ability to generate revenues and profits.

We expect that a substantial portion of our business, assets and operations of our company will be located and conducted in China. The economy of China differs from the economies of most developed countries in many respects, including:

- government involvement;

- level of development;

- growth rate;

- control of foreign exchange; and

- allocation of resources.

While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

RISKS RELATED TO OUR INDUSTRY

A drop in the retail price of electrical energy may have a negative effect on our business.

A customer’s decision to purchase our company’s products is primarily driven by the payback on the investment resulting from the increased energy savings. Although management believes that current retail energy prices support a reasonable return on investment for our products, there can be no assurances that future retail pricing of electrical energy will remain at such levels.

RISKS RELATED TO OUR COMMON STOCK

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If the stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations. We believe the following factors could cause the market price of our common stock to continue to fluctuate widely and could cause our common stock to trade at a price below the price at which you purchase your shares:

- actual or anticipated variations in our quarterly operating results,

- announcements of new services, products, acquisitions or strategic relationships by us or our competitors,

- trends or conditions in the energy management services industry,

- changes in accounting treatments or principles,

- changes in earnings estimates by securities analysts and in analyst recommendations,

- changes in market valuations of other energy management services companies, and

- general political, economic and market conditions.

The market price for our common stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, could materially adversely affect the market price of our common stock.

If we issue additional shares in the future, it will result in the dilution of our existing stockholders.

Our certificate of incorporation authorizes the issuance of 800,000,000 shares of common stock and 100,000,000 shares of preferred stock. Our board of directors has the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently a limited market for our common stock, which trades through the Over-the-Counter Bulletin Board quotation system. Trading of stock through the Over-the-Counter Bulletin Board is frequently thin and highly volatile. There is no assurance that a sufficient market will develop in the stock, in which case it could be difficult for stockholders to sell their stock.

Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

The National Association of Securities Dealers Inc., or NASD, has adopted sales practice requirements, which may limit a stockholder’s ability to buy and sell our shares.

In addition to the “penny stock” rules described above, the NASD has adopted rules requiring that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit our shareholders’ ability to buy and sell our stock and which may have an adverse effect on the market for our shares.

Most of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Although we are organized under the laws of the State of Nevada, our principal executive office is located in Hong Kong. Outside the United States, it may be difficult for investors to enforce judgments against us obtained in the United States in any such actions, including actions predicated upon civil liability provisions of federal securities laws. In addition, all of our officers and directors reside outside the United States, and nearly all of the assets of these persons and our assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against us or such persons judgments predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against us or any of our directors and officers located outside the United States in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 13, 2005, following the consummation of the acquisition of Tech Team, certain information with respect to the beneficial ownership of our company’s common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers and the directors and executive officers of our operating subsidiaries. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Position Held	Amount and Nature of Beneficial Owner	Percent of Class (1)
Kwok, Chiu Fai Room 1512, Yuk Ping House, Long Ping Estate, Yuen Long, New Territories, Hong Kong		3,124,913 (2)	15.7%
Ho, Tai Kwan Flat D, 3/F, Tower 3, 19 Homantin Hill Road, Kowloon, Hong Kong		3,124,913 (3)	15.7%
Bondy Tan Flat E, 39/F., Tower 2, Kornville, 38 Yau Man Street, Quarry Bay, Hong Kong	Director, President and Chief Executive Officer of our company and President and Chief Executive Officer of Tech Team and Tech Team Development	4,335,778 (4)	21.8%
Richard Wong Flat 3A, 71 Lyttelton Road, Mid-Levels, Hong Kong	Director of our company	Nil	Nil
William McGinty 2114 Nanton Avenue, Vancouver, B.C., Canada V6L 3C7	Director of our company	600,000	3.0%

Charles Ming Unit 707, New World Tower, Tower 1, 16-18 Queen’s Rd., Central, Hong Kong	Director of our company	729,146 (5)	3.7%
Charles Cheung A2, 6/F Evergreen Villa, 43 Stubbs Road, Hong Kong	Director of our company	1,458,293 (6)	7.3%
Carrie Cheng House 30, Phase I, Marina Cove, Sai Kung, Hong Kong	Director of our company	Nil	Nil
Victor Chang 2701 Admiralty Centre, Tower I, 18 Harcourt Rd., Hong Kong	Business Development Manager of Tech Team Development	291,603	1.5%
Mandy Kee Room 1006, Osprey House, Sha Kok Estate, Shatin, N.T., Hong Kong	Finance Manager of Tech Team Development	Nil	Nil
Ronny Lau Flat D, 1/F., Block 5, Barwin Court, 154 Argyle St., Kowloon, Hong Kong	Operations Manager of Grandplex Development	Nil	Nil
Raymond Ho 7H, Willow Mansion, Tai Koo Shing, Hong Kong	Engineering Manager of Tech Team Development	Nil	Nil

Directors and Executive Officers as a Group		7,414,820	37.2%
(1)

Based on 19,929,489 shares of common stock issued and outstanding as of June 15, 2005 . Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Kwok, Chiu Fai indirectly beneficially owns 3,124,913 shares of our company held by Tomi Fuji Corporation Limited. Kwok, Chiu Fai directly owns 50% of the issued and outstanding shares of Tomi Fuji Corporation Limited.

(3)

Ho, Tai Kwan indirectly beneficially owns 3,124,913 shares of our company held by Tomi Fuji Corporation Limited. Ho, Tai Kwan owns all of the issued and outstanding shares of Forward Trade Limited, a company which directly owns 50% of the issued and outstanding shares of Tomi Fuji Corporation Limited.

(4)

Bondy Tan indirectly beneficially owns 2,730,685 shares of our company held by Glory Hill Holdings Limited, a company which he solely owns. Bondy Tan indirectly beneficially owns 1,033,501 shares of our company held by Full Scope Group Limited, a company which he solely owns. Bondy Tan indirectly beneficially owns 571,592 shares of our company held by Excel Means Limited, a company which he solely owns.

(5)

Charles Ming indirectly beneficially owns 729,146 shares of our company held by Sure Vantage Enterprise Limited. Charles Ming owns 50% of the issued and outstanding shares of Sure Vantage Enterprise Limited.

(6)	Charles Cheung indirectly beneficially owns 1,458,293 shares of our company held by Leisure Assets Limited, a company which he solely owns.

MANAGEMENT

Directors and Executive Officers, Promoters and Control Persons

As a result of the acquisition of Tech Team, our current board of directors consists of Bondy Tan, Richard Wong, William McGinty, Charles Ming, Charles Cheung and Carrie Cheng. All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and the executive officers of our operating subsidiaries, as well as the positions held, age, date and duration of appointment for such persons are as follows:

Name	Position Held with our Company and/or our Operating Companies	Age
Bondy Tan	Director, President and Chief Executive Officer of our company from January 13, 2005, and President and Chief Executive Officer of Tech Team and Tech Team Development	38
Richard Wong	Director of our company from January 13, 2005	53
William McGinty	Director of our company from November 7, 2003	57
Charles Ming	Director of our company from January 13, 2005	70
Charles Cheung	Director of our company from January 13, 2005	68
Carrie Cheng	Director of our company from January 13, 2005	39
Victor Chang	Business Development Manager of Tech Team Development	34
Mandy Kee	Finance Manager of Tech Team Development	30
Ronny Lau	Operations Manager of Grandplex Development	41
Raymond Ho	Engineering Manager of Tech Team Development	49

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

BONDY TAN

Bondy Tan is a director and the President and Chief Executive Officer of our company and is the President and Chief Executive Officer of Tech Team and Tech Team Development. From October 1999 to present, Mr. Tan has served as the Chief Executive Officer and a director of Tech Team Development. Mr. Tan incorporated Tech Team

Development and has led its development and growth over the past five years. From February 2002 to present, Mr. Tan has served as the Chief Executive Officer and a director of Tech Team. In these roles, Mr. Tan is responsible for the overall management and strategic planning for Tech Team and its subsidiaries. Mr. Tan’s experience includes an additional 10 years of marketing management and business development roles in China and Hong Kong. His former positions include Marketing & Sales Coordinator for Sony (Hong Kong), where he was responsible for advertising, promotion and sales activities for Sony in China and Hong Kong. Mr. Tan also held several roles with Caltex, a wholly-owned subsidiary of ChevronTexaco Corporation, in China and Hong Kong. In these positions, Mr. Tan rebuilt Caltex’s corporate image, developed brand awareness in China, led the formation of two joint venture projects and managed the operation of 51 service stations in Hong Kong. Mr. Tan holds a Bachelor of Commerce, with a major in company law, from Murdoch University in Australia, and a Bachelor of Business, with a major in marketing, from Edith Cowan University in Australia.

RICHARD WONG

Richard Wong is a director of our company. From 1997 to present, Mr. Wong has served as a consultant with Asian Fund Consultants and Cyril Fung Associates. In these positions, Mr. Wong provides capital-raising, strategic planning and corporate development services to Asian companies in a variety of industries including financial services, environmental technology, energy and information technology. Mr. Wong’s experience includes an additional 15 years of finance, investment management, capital raising and consulting roles in the Asia Pacific region. His former positions include Regional Representative for State Street Bank of Boston in Singapore, where he was responsible for promoting mutual funds, commercial banking services and global custodian services in Asian markets. Mr. Wong also served as Managing Director for a wholly-owned subsidiary of Union Bank of Switzerland in Hong Kong, where he established a China private equity fund. Mr. Wong holds a Bachelor of Arts degree from Princeton University, as well as a Juris Doctor degree from Cornell Law School.

WILLIAM McGINTY

William McGinty is a director of our company. From 1999 to 2000, Mr. McGinty served as President of CallDirect Enterprises Inc., a direct-mail catalogue company he founded in 1995 to sell communications products across Canada. In this position, Mr. McGinty was responsible for overall operational management and strategic planning. From September 2000 to July 2001, Mr. McGinty served as Manager of Operations for Canada Payphone Corp., a supplier of payphone and ATM related equipment and services. From September 2001 to present, Mr. McGinty has served as a consultant to Digitel Systems, a supplier of business telephone, conferencing and voice over IP systems and services. Mr. McGinty has also served as our company’s President, Secretary and Treasurer since October 2003 and a director since November 2003. Mr. McGinty resigned as President, Secretary and Treasurer of our company on January 11, 2005, and remains as a director of our company.

CHARLES MING

Charles Ming is a director of our company. From 1989 to present, Mr. Ming has served as owner and director of Charles Ming & Associates Ltd., an architectural and project development consulting company based in Hong Kong. In this role as principle, Mr. Ming provides overall strategic direction and planning, management leadership and relationship development. Mr. Ming’s experience includes an additional 10 years of financial and corporate development experience within the gaming and mining businesses. He has previously served as Chairman of Gold Rush Gaming & Mining Corp. and as a Director of Great Canadian Casino Corp., both public companies. Mr. Ming also currently serves as a Director of Magnum d’Or Resources Inc., a U.S. public company with a class of securities subject to the requirements of section 15(d) of the Securities Exchange Act. Mr. Ming is a qualified architect within Hong Kong, Australia, Great Britain and Canada.

CHARLES CHEUNG

Charles Cheung is a director of our company. For the past five years, Mr. Cheung has served as Group Chief Executive and Executive Deputy Chairman of Mission Hills Group, the world’s largest golf club and resort in Shenzhen, China. In this role, Mr. Cheung provides strategic planning, financial, business development and management leadership. Mr. Cheung currently serves as non-executive Director and Chairman of the Audit Committee of four publicly-listed Hong Kong companies, K. Wah International Holdings Ltd., K. Wah Construction Materials Ltd., Pioneer Global Group Ltd. and Prime Investments Holdings Ltd. He also serves as non-executive director of B&S Entertainment Holdings Ltd., which is also a Hong Kong publicly-listed company. Mr. Cheung also currently acts as a Senior Advisor to the Metropolitan Bank and Trust Company of the Philippines, Chairman of the University of Victoria’s Hong Kong Foundation in Canada, and Vice Chairman of the Guangdong Province Golf Association. Mr. Cheung’s experience also includes over 30 years of diverse business experience, including 22 years in senior management positions within the banking industry and former Director and Advisor to the Tung Wah Group of Hospitals. Mr. Cheung was awarded the Hong Kong Listed Company Non-Executive Director of the Year Award in 2002. Mr. Cheung holds Honorary Doctor, Master and Bachelor of Science degrees in Business Administration, and is a Fellow of the Hong Kong Institute of Commercial Management.

CARRIE CHENG

Carrie Cheng is a director of our company. From 1996 to 2002, Ms. Cheng served as Sales and Marketing Controller, Hong Kong Branch for Asia Pulp and Paper Co. Ltd., the largest pulp and paper manufacturer in Asia and among the ten largest in the world. In this role, Ms. Cheng managed sales teams and distributor relationships, developed and implemented marketing plans, public relations campaigns and pricing strategies, and led the development of group business in Hong Kong and China. From 2002 to present, Ms. Cheng has served as a Consultant to Tomi Fuji Corporation Limited, a diversified trading company active in power supply, pulp and paper. In this role, Ms. Cheng is leading the creation and management of an energy management services team targeting the Chinese and Indonesian markets. Ms. Cheng’s experience includes an additional 8 years of sales and marketing experience within the pulp and paper industry. Ms. Cheng holds a Bachelor of Business Studies with a major in marketing from University of Hong Kong Polytechnic.

VICTOR CHANG

Victor Chang is the Business Development Manager of Tech Team Development, our wholly-owned subsidiary and operating company. From 1999 to 2002, Mr. Chang served as Country Manager, Greater China and Japan for Newmans International, a processed fruit manufacturer based in New Zealand. In this role, Mr. Chang was responsible for establishing operations in Hong Kong and managing group operations throughout China and Japan, including leading strategic planning, developing new accounts and building relationships with distributors. From 2003 to present, Mr. Chang has served as Business Development Manager with Tech Team Development Limited, where he is responsible for marketing Tech Team products throughout Asia, as well as participating in strategic planning for marketing, financial and new product development initiatives. Mr. Chang’s experience includes an additional 5 years of sales and marketing experience within the financial and real estate industries in North America and Hong Kong. Mr. Chang holds a Bachelor of Science in Business Administration, with majors in finance and marketing, from Boston University.

MANDY KEE

Mandy Kee is the Finance Manager of Tech Team Development, our wholly-owned subsidiary and operating company. From 1995 to 2000, Ms. Kee served as Audit Semi-Senior with Chan & Wat Certified Public Accountants in Hong Kong where she conducted audit assignments and evaluated internal financial control systems for clients in various industries. From 2000 to 2001, Ms. Kee served as Senior Accounts Clerk for Guinness UDV Greater China Limited where she monitored trade and debtor controls and prepared financial budgets. From 2002 to 2003, Ms. Kee served as Audit Senior with Fine Sincere Corporate Services Limited where she supervised an audit team and advised clients on tax planning and internal financial control procedures. From 2003 to present, Ms. Kee has served as Finance Manager for Tech Team Development Limited. In this role, Ms. Kee is responsible for supervising the preparation of financial reports and budgets, reviewing accounting procedures and policies, and liaising with bankers and investment partners. Ms. Kee holds the designations of Certified Public Accountant and Registered Financial Planner, and she is also a member of the United Kingdom Association of Chartered Certified Accountants.

RONNY LAU

Ronny Lau is the Operations Manager of Grandplex Development Limited, our wholly-owned subsidiary and operating company. From 2000 to present, Mr. Lau has served as Operations Manager with Grandplex Development Limited. In this role, Mr. Lau is responsible for supervising the overall operational, administrative and human resource management functions of the Tech Team group of companies. Mr. Lau is also the designated management representative responsible for coordinating the execution of ISO:9000:2000 quality management system standards within the organization. Mr. Lau holds a Bachelor of Business with a major in Accounting and a Master of Engineering Management from the University of Technology in Sydney, Australia, and a Post-Graduate Certificate in Human Resource Management from Wuhan University of Technology in China.

RAYMOND HO

Raymond Ho is the Engineering Manager of Tech Team Development, our wholly-owned subsidiary and operating company. From 1998 to 2001, Mr. Ho served as Engineering Manager with Dong Jun Holdings Ltd., a firm engaged in property development and investment in China. In this role, Mr. Ho was responsible for overseeing all of the engineering activities conducting by the company and its subsidiaries. From 1983 to 2004, Mr. Ho served as a consultant with Engineered Services Company, an engineering consulting company based in Hong Kong. In this role, Mr. Ho managed engineering services to clients. From 2004 to present, Mr. Ho has served as Engineering Manager with Tech Team Development Limited, where he is responsible for overseeing the provision of engineering consultancy services offered by the Tech Team group of companies. Mr. Ho holds Higher Certificates in Production and Industrial Engineering, and in Building Services Engineering, from Hong Kong Polytechnic University. He also holds a Graduate Certificate in Business Management from the University of Southern Queensland in Australia.

Significant Employees

Our significant employees are appointed by our executive officers and hold office until their death, resignation or removal from office. Our significant employees and the significant employees of our operating subsidiaries, as well as the positions held, age and duration of appointment for such persons are as follows:

Name	Position Held with our Company and/or our Operating Companies	Age
Bondy Tan	Director, President and Chief Executive Officer of our company from January 13, 2005, and President and Chief Executive Officer of Tech Team and Tech Team Development	38
Xiao Xin Sun	Sales Manager of Tech Team Development (Zhuhai)	40
Wu Bo	Chief Engineer of Tech Team Development (Zhuhai)	45
Augustine Cheung	Associate Director of Tech Team Development	55
Kam Wah Lee	Associate Director of Tech Team Development	53
Pete Tin	Technical Advisor of Tech Team Development	38

XIAO XIN SUN

Xiao Xin Sun is the Sales Manager of Tech Team Development (Zhuhai), our wholly-owned subsidiary and operating company. From 1996 to 2002, Mr. Sun served as Engineering Manager with Hua Wei Electrical Equipment Limited, a developer and manufacturer of advanced energy-saving electronic devices in Zhuhai, China. In this role, Mr. Sun was responsible for managing the product design and engineering services related to energy-saving solutions within the petroleum and other industries. From 2002 to 2003, Mr. Sun served as Facilities Manager with Aoki Electric Equipment Limited, a manufacturer of electrical equipment in Zhuhai, China. In this role, Mr. Sun supervised the management of the manufacturing facility and led the preparation of materials and equipment forecasts and procurement. From 2003 to present, Mr. Sun has served as Chief Project Engineer and Sales Manager with Tech Team Development (Zhuhai). In this role, Mr. Sun is responsible for leading the sales team and the provision of engineering consultancy services to clients in China. Mr. Sun’s experience also includes 11 years as a researcher with the Research Institution of Mechanical Engineering in Xinjiang, China, where he led projects related to new materials and mechanical engineering. Mr. Sun holds a Bachelor of Engineering with majors in mechanical engineering and building and construction materials, from the University of Communication in Xian, China, and he also holds the designation of International Project Management Professional.

WU BO

Wu Bo is the Chief Engineer of Tech Team Development (Zhuhai), our wholly-owned subsidiary and operating company. During 1999, Mr. Bo was an independent consultant in Zhuhai, China, where he provided engineering, project management and technical design consultancy services to a variety of clients. From 2000 to 2002, Mr. Bo served as Technical Director with Onex Co. Limited, where he led research and development initiatives related to electrical and electronic engineering, and systems automation. From 2002 to present, Mr. Bo has served as Chief Engineer with Tech Team Development (Zhuhai). In this role, Mr. Bo is responsible for leading the research, design and product development activities for the Tech Team group. Mr. Bo’s other experience include 10 years of electrical and electronic engineering research and development with the University of Guangxi, including Director of the Research & Development Centre where he oversaw the activities of 20 research laboratories. Mr. Bo has also held research and development positions with Philips Corporation and Fu Hua Electrical Equipment Limited. Mr. Bo also served for three years as Chief Advisor and Committee Member of the Provincial Council of Electronic Engineering in Zhuhai. Mr. Bo holds a Bachelor of Engineering with a major in Electronics and Automation from the University of Guangxi, and he is a Registered Engineer in China.

AUGUSTINE CHEUNG

Augustine Cheung is an Associate Director of Tech Team Development, our wholly-owned subsidiary and operating company. From 1998 to 2000, Mr. Cheung served as Director and General Manager of Mansion Holding Limited, a Hong Kong listed company providing energy management services and other building engineering and maintenance services. In this role, Mr. Cheung was responsible for the day-to-day management and business development functions for the company. From 2000 to 2001, Mr. Cheung served as the principal consultant for Honeywell Limited’s Home and Building Control unit, where he provided strategic marketing services related to the development of the unit’s business in Greater China. From 2000 to 2003, Mr. Cheung also served as Director and General Manager of Northcroft Management Consultants Limited, where he developed the firm’s facilities management consultancy business in China and Hong Kong. From early 2004 to present, Mr. Cheung has served as Associate Director with Tech Team Development Limited. In this role, Mr. Cheung is responsible for planning, relationship building and business development. Mr. Cheung ‘s experience also includes 26 years as an architect, project manager and construction manager for major property development projects in Hong Kong, China, Macau and Thailand. Mr. Cheung holds a Bachelor of Architecture from the University of Hong Kong, a Master of Arts (Architecture) from the City University of Hong Kong, is a Registered Architect in Hong Kong and a member of the International Facilities Management Association.

KAM WAH LEE

Kam Wah Lee is an Associate Director of Tech Team Development, our wholly-owned subsidiary and operating company. From 1996 to 2000, Mr. Lee served as Managing Director of Parsons Brinkerhoff (Asia) Ltd., one of the world’s leading engineering, project and construction management firms. In this role, Mr. Lee was responsible for establishing and growing the Parsons Brinkerhoff Engineering Technology and Parsons Brinkerhoff Constructors (Asia) subsidiary offices in China. From 2000 to 2002, Mr. Lee served as Chairman of Parsons Brinkerhoff (Asia) and its China and Korea subsidiaries, where he was responsible for the overall operations and performance of the group. From 2002 to 2003, Mr. Lee served as Director of Northcroft Management Consultants Ltd., where he provided project, construction and facility management consulting services. From early 2004 to present, Mr. Lee has served as Associate Director of Tech Team Development Limited. In this role, Mr. Lee is responsible for planning, relationship building and business development. Mr. Lee’s experience also includes 25 years of engineering and managerial positions related to property development projects throughout East Asia. Mr. Lee holds a Master of Science (Mechanical Engineering) from Aston University in the United Kingdom and is a Fellow of the Hong Kong Institution of Engineers.

PETE TIN

Pete Tin is the Technical Advisor of Tech Team Development, our wholly-owned subsidiary and operating company. From 1997 to 2001, Mr. Tin served as Senior Engineering Manager for Industrial Design Corporation (Asia) Pte. Ltd., an industrial design and construction management subsidiary of CH2M HILL based in Singapore. In this role, Mr. Tin designed and managed a wide variety of industrial projects including thermal energy storage systems, district cooling systems and facilities management systems for major clients such as Motorola and Hewlett Packard. From 2001 to present, Mr. Tin has served as Senior Energy Consultant with Jurong Consultants Pte. Ltd. based in Singapore. In this role, Mr. Tin designed and managed installation of a variety of district cooling, thermal energy storage and energy management systems for large industrial clients in Singapore, India, Vietnam and China. Mr. Tin’s experience includes an additional 6 years of engineering and project management positions in the United Kingdom and Singapore. Mr. Tin holds a Bachelor of Engineering (Electronics) degree and a Bachelor of Engineering (Mechanical) degree from the University of Manchester Institute of Technology, and a Master of Science (Engineering) degree from the University of Wales. He is a member of the society of Instrumentation and Control Engineers (United States) and the Energy Engineers Association (United Kingdom).

Committees of the Board

We do not currently have a standing audit, nominating or compensation committee. At the present time, our entire board of directors is acting as our audit committee.

Audit Committee Financial Expert

Our board of directors has not yet determined whether the company currently has a director who meets the definition of an audit committee financial expert.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of Forms 3, 4 and 5 (and amendments thereto) furnished to us during or in respect of the fiscal year ended March 31, 2005, we are not aware of any director, executive officer or beneficial owner of more than 10% of the outstanding common stock who or which has not timely filed reports required by Section 16(a) of the Exchange Act during or in respect of such fiscal year, except Initial Statement of Beneficial Ownership of Securities on Form 3 that was not timely filed by Tomi Fuji Corp Ltd., who became a shareholder holding more than 10% of our common stock on January 13, 2005. Tomi Fuji Corp corrected this omission by filing a Form 3 with the Securities and Exchange Commission on January 27, 2005.

EXECUTIVE COMPENSATION

No executive officer of our company received annual salary and bonus in excess of $100,000 for our fiscal year ended March 31, 2005, or for our fiscal years ended September 30, 2004 and 2003 of our successor company prior to the acquisition transaction with Tech Team. For our fiscal year ended March 31, 2005, and the fiscal year ended September 30, 2004 of our successor company prior to the acquisition transaction , we did not pay any salaries or bonuses to any of our executive officers. As of the date of this current report, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control.

Bondy Tan, as Chief Executive Officer of Tech Team, was paid a salary of $107,692 (HK$840,000 ) for each of Tech Team’s fiscal years ended March 31, 2005, 2004 and 2003 . There were no executive officers of Tech Team serving as of March 31, 2005 , and no executive officers who served as such during the fiscal years 2005, 2004 and 2003 , whose total salary and bonus exceeded

$100,000 per year. Tech Team does not maintain, and did not maintain at any time during its most recently completed fiscal year ended March 31, 2005 , any long-term compensation plans. As such, there were no long-term compensation plan awards or payouts to any Tech Team executive officers during any of Tech Team’s three most recently completed fiscal years ended March 31, 2005, 2004 and 2003.

Employment / Consulting Agreements

Tech Team, our wholly-owned operating subsidiary, entered into employment contracts with the following executive officers: Bondy Tan, Victor Chang, Ronny Lau, Mandy Kee and Raymond Ho. Copies of these agreements are attached hereto as exhibits 10.7 to 10.11 respectively.

There are no compensatory plans or arrangements with any executive officer of our company or any of our subsidiaries for payments to be made to an executive officer following the retirement, resignation or termination of any executive officer’s employment with our company or any of our subsidiaries.

Stock Option Plan

Currently, our company does not have a stock option plan in favor of any director, officer, consultant or employee of our company.

Stock Options / SAR Grants

There were no grants of stock options or stock appreciation rights during our fiscal year ended March 31, 2005 or the fiscal year of our successor company ended September 30, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

There were no options exercised by any officer or director of our company during our fiscal year ended March 31, 2005 or the fiscal year of our successor company ended September 30, 2004.

Long-Term Incentive Plan

Currently, our company does not have a long-term incentive plan in favor of any director, officer, consultant or employee of our company.

Director’s Compensation

Directors may be paid their expenses for attending each board of directors meeting and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No payment precludes any director from serving our company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

Tech Team, our wholly-owned operating subsidiary, reimburses its director’s expenses incurred in connection with attending board meetings but does not pay director’s fees or other cash compensation for services rendered as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family Relationships

None of the directors or officers of our company are related by blood or marriage.

Related Party Transactions

Other than as described below, we have not been a party to any transaction, proposed transaction, or series of transactions during the last two years in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest:

- On December 31, 2004, a director of Tech Team agreed to take up trade receivables, proceeds receivable from disposal of motor vehicles and amounts due from related companies of Tech Team amounting to approximately $28,278 (HK$220,000), $59,769 (HK$465,000) and $244,216 (HK$1,900,000) , respectively, and these balances were set off against the amount due to the director.

- During Tech Team’s fiscal year ended March 31, 2004, Bondy Tan, a director of Tech Team, our wholly-owned operating subsidiary, made a loan to Tech Team. This loan is an oral, unsecured and non-interest bearing loan which has no fixed terms of repayment and has no terms for the conversion of the loan into shares. The amount of the loan outstanding as of December 31, 2004 was $792,293 (HK$6,164,034).

- Tech Team charged management fee income, rental income, and sundry income of nil, nil, and $829 (HK$6,451) for the year ended March 31, 2004, $61,697 (HK$480,000), $14,534 (HK$113,078), and $455 (HK$3,537) for the year ended March 31, 2003 and nil, nil , and $635 (HK$4,938) for the nine-month period ended December 31, 2003, respectively, to Tech Team Media Limited, a company in which a director of Tech Team has a controlling interest. Tech Team did not have any significant transactions with this related party during the fiscal year ended March 31, 2005.

-Pursuant to the terms of a share purchase agreement dated September 30, 2003, our company agreed to the sale of all of the issued and outstanding shares of our former subsidiary, Energy Medicine Developments, to Robert Fletcher and Fraser Lawrie, former directors and officers of our company. Under the terms of the share purchase agreement, the purchase price for the shares of Energy Medicine Developments was $28,400, which consisted of the forgiveness of certain debts owed by our company to Messrs. Fletcher and Lawrie or to companies controlled by Messrs. Fletcher and Lawrie.

Please see note 16 to Tech Team’s financial statements included in this current report for a table setting out the related party balances of amounts due from and to related parties of Tech Team.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

Other than as described below, none of the directors or executive officers of our company or any associate or affiliate of our company during the last two years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding:

- On September 23, 2002, Tech Team, our wholly-owned subsidiary, made a loan to Global High Technology Limited, a company jointly beneficially owned by Francois Denis and Alfons Goyens, who were directors of Tech Team at the time the loan was made. This loan is an unsecured and non-interest bearing loan, has no fixed terms of repayment and there is no signed loan agreement. The maximum outstanding loan amount during the fiscal year ended March 31, 2003 was $134,411 (HK$1,045,721 ), which was also the balance on March 31, 2003. The maximum outstanding loan amount during the fiscal year ended March 31, 2004 was $157,642 (HK$1,226,457) , which was also the balance on March 31, 2004 and November 30, 2004. Mr. Denis ceased to be a director of Tech Team on November 2, 2003 and Mr. Goyens ceased to be a director of Tech Team on July 23, 2004. As of March 31, 2005, there is no amount outstanding pursuant to the loan.

DIVIDENDS

We have not paid dividends on our common stock in the past and do not anticipate paying dividends in the near future. We intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends.

Our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time. All of our shares of common stock are entitled to an equal share in any dividends declared and paid.

LEGAL PROCEEDINGS

We know of no material, active, or pending legal proceeding against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our company’s directors, officers, or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our company’s interest.

Item 5.01 Changes in Control of Registrant.

Upon the close of the share exchange agreement on January 13, 2005, we issued an aggregate of 13,000,000 shares of common stock to the shareholders of Tech Team to acquire all 354,798,533 issued and outstanding ordinary shares of Tech Team, on the basis of one share of our company’s common stock for every 27.29219 ordinary shares of Tech Team. The issuance was a result of the closing of a share exchange agreement dated January 7, 2005, among our company, Tech Team, Bondy Tan and the shareholders of Tech Team as set out in the share exchange agreement . As a result of the share exchange, the former shareholders of Tech Team held 13,000,000 shares of our company’s common stock as of the date of acquisition. As of the acquisition date, the former Tech Team shareholders held approximately 68.3% of the issued and outstanding shares of our company, thereby representing a change of control of our company.

As part of the change in control and pursuant to the terms of the share exchange agreement , Bondy Tan, Richard Wong, Charles Ming, Charles Cheung and Carrie Cheng were appointed to our board of directors on January 13, 2005. Additionally, Bondy Tan was appointed our President and Chief Executive Officer of our company on January 13, 2005.

Bondy Tan, a director and executive officer of our company as of January 13, 2005, received indirect beneficial ownership of an aggregate of 4,335,778 shares of our common stock pursuant to the share exchange upon the closing of the share exchange agreement , which shares represented approximately 22.8% of the issued and outstanding shares as of the acquisition date . Charles Cheung, a director of our company as of January 13, 2005, received indirect beneficial ownership of an aggregate of 1,458,293 shares of our common stock pursuant to the share exchange upon the closing of the share exchange agreement , which shares represented approximately 7.7% of the issued and outstanding shares as of the acquisition date.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Bondy Tan was appointed as director, President and Chief Executive Officer of our company as of January 13, 2005. A description of Mr. Tan’s business experience over the past five years can be found in Item 2.01 above. Mr. Tan has not had a direct or indirect material interest in any transaction during the last two years, or proposed transaction, to which our company was or is to be a party. Mr. Tan has executed an employment agreement with Tech Team, our wholly-owned subsidiary, through which he is paid a monthly salary of $8,997 (HK$70,000 ).

Richard Wong, Charles Ming, Charles Cheung and Carrie Cheng were appointed as directors of our company as of January 13, 2005. There are no arrangements or understandings between any of the new directors and any other persons pursuant to which such director was selected as a director. None of the new directors has been named to any committees of our company, and no definitive arrangements have been made regarding committees of our company to which any of the new directors is expected to be named. None of the new directors has had a direct or indirect material interest in any transaction during the last two years, or proposed transaction, to which our company was or is to be a party.

As of January 13, 2005, William McGinty resigned as President, Secretary and Treasurer of our company after which Bondy Tan was unanimously appointed President and Chief Executive Officer of our company. William McGinty remains as a director of our company and there were no disagreements among Mr. McGinty, our company or our company’s board of directors regarding the resignation of Mr. McGinty as our former President, Secretary and Treasurer.

Item 9.01 Financial Statements and Exhibits.

The following financial statements of Tech Team are included in this current report:

1.	Report of Deloitte Touche Tohmatsu, Certified Public Accounts, an independent registered public accounting firm, dated October 29, 2004; and
2.

Audited consolidated financial statements of Tech Team for the years ended March 31, 2004 and 2003 and unaudited consolidated financial statements of Tech Team for the nine-month periods ended December 31, 2004 and 2003 .

On January 13, 2005, our company issued 13,000,00 shares of our common stock in exchange for 100% of the outstanding shares of common stock of Tech Team. The transaction was structured as a reverse takeover, with Tech Team surviving as a wholly-owned subsidiary of our company. For accounting purposes this transaction was treated as an acquisition of our company and a recapitalization of Tech Team. Accordingly, our company is considered the legal acquirer and Tech Team is considered the accounting acquirer. Prior to the transaction, our company did not conduct any significant business operations or activities. Our company had no revenues and only nominal assets during the two fiscal years ended March 31, 2004. As a result, pro forma financial information reflecting the transaction would not include any material adjustments to the financial statements of Tech Team included in the financial statements included within this current report.

TECH TEAM HOLDINGS LIMITED

Consolidated Financial Statements

For the years ended March 31, 2004 and 2003

and (unaudited) for the nine-month

periods ended December 31, 2004 and 2003

and Report of Independent Registered Public

Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF TECH TEAM HOLDINGS LIMITED

We have audited the accompanying consolidated balance sheets of Tech Team Holdings Limited and its subsidiaries (the "Company") as of March 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the two years in the period ended March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2004 and 2003, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Our audit also comprehended the translation of Hong Kong dollar amounts into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States dollar amounts are presented solely for the convenience of the readers in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the recurring losses and negative cash flows from operations of the Company raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

October 29, 2004, except for Note 22 as to which the date is March 28, 2005

TECH TEAM HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

	March 31,			December 31
	2004	2004	2003	2004	2004
	USD	HKD	HKD	USD	HKD
				(unaudited)	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	3,078	23,949	354,990	75,169	584,816
Trade receivables, net of
allowance for doubtful accounts
of HKDnil in 2004 and
HKDnil in 2003 and (unaudited)
HKDnil at December 31, 2004	78,810	613,143	1,988,713	207,710	1,615,981
Net investment in sales-type leases	19,716	153,392	112,200	113,437	882,541
Prepaid expenses and other current assets	207,274	1,612,594	1,706,432	155,767	1,211,866
Amounts due from related companies	229,425	1,784,923	1,268,386	-	-
Inventories	139,265	1,083,480	787,048	226,263	1,760,319

Total current assets	677,568	5,271,481	6,217,769	778,346	6,055,523

Equipment, net	374,036	2,910,002	3,795,327	320,789	2,495,738
Investments - restricted	696,730	5,420,560	5,493,734	676,378	5,262,222
Net investment in sales-type leases	22,530	175,285	112,200	426,918	3,321,421
Trade receivables - due after
one year	11,028	85,800	34,848	-	-
Restricted deposits	220,201	1,713,161	-	220,239	1,713,463

	1,324,525	10,304,808	9,436,109	1,644,324	12,792,844

Total assets	2,002,093	15,576,289	15,653,878	2,422,670	18,848,367

LIABILITIES AND
SHAREHOLDERS' deficit

Current liabilities:
Short-term borrowings	783,904	6,098,775	5,673,205	1,319,344	10,264,496
Current portion of long-term debts	1,278,947	9,950,209	2,969,432	192,065	1,494,263
Trade payables	-	-	674,828	18,181	141,448
Amount due to a minority shareholder	-	-	42,457	-	-
Amount due to a director	882,000	6,861,956	207,427	792,293	6,164,034
Accrued expenses and other current
liabilities	217,228	1,690,041	797,005	300,375	2,336,921
Current portion of obligations under
capital leases	73,690	573,308	641,470	76,009	591,348

Total current liabilities	3,235,769	25,174,289	11,005,824	2,698,267	20,992,510

Non-current liabilities:
Long-term debts	-	-	4,724,901	-	-
Obligations under capital leases	60,462	470,394	884,459	2,653	20,640

Total non-current liabilities	60,462	470,394	5,609,360	2,653	20,640

Commitments (Note 17)

TECH TEAM HOLDINGS LIMITED

	March 31,			December 31,
	2004	2004	2003	2004	2004
	USD	HKD	HKD	USD	HKD
				(unaudited)	(unaudited)
Shareholders' deficit:
Ordinary shares - par value
USD0.02 (authorized:
500,000,000 shares; issued
and outstanding:
199,000,000 shares,
at March 31, 2004 and 2003 and
(unaudited) 354,798,533 shares at
December 31, 2004)	3,990,231	31,044,000	31,044,000	7,114,212	55,348,571
Additional paid-in capital	(3,243,041)	(25,230,860)	(25,230,860)	(3,243,041)	(25,230,860)
Subscription receivable	-	-	-	(1,710,099)	(13,304,571)
Accumulated other comprehensive loss	(18,063)	(140,533)	(24,970)	(38,415)	(298,871)
Accumulated losses	(2,023,265)	(15,741,001)	(6,749,476)	(2,400,907)	(18,679,052)

Total shareholders' deficit	(1,294,138)	(10,068,394)	(961,306)	(278,250)	(2,164,783)

TOTAL LIABILITIES AND
SHAREHOLDERS' DEFICIT	2,002,093	15,576,289	15,653,878	2,422,670	18,848,367

See notes to consolidated financial statements.

TECH TEAM HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended March 31,			Nine months ended December 31,
	2004	2004	2003	2004	2004	2003
	USD	HKD	HKD	USD	HKD	HDK
				(unaudited)	(unaudited)	(unaudited)

Revenues:
Hardware	339,541	2,641,632	1,335,385	673,286	5,238,163	546,937
Rental income	3,856	30,000	72,000	2,892	22,500	22,500
Service income	46,032	358,128	710,587	181,837	1,414,695	324,229
Sales-type lease income	2,663	20,715	17,983	6,323	49,192	15,030

Total net revenues	392,092	3,050,475	2,135,955	864,338	6,724,550	908,696

Cost of revenues:
Hardware	268,308	2,087,434	1,072,655	240,512	1,871,184	369,243
Rental income	1,895	14,745	23,686	1,421	11,059	11,059
Service income	2,699	21,000	19,500	11,873	92,375	15,375

Total cost of revenues	272,902	2,123,179	1,115,841	253,806	1,974,618	395,677

Gross profit	119,190	927,296	1,020,114	610,532	4,749,932	513,019

Management fee income from
a related company	-	-	480,000	-	-	-
Selling and marketing expenses	(150,193)	(1,168,503)	(1,336,343)	(333,590)	(2,595,329)	(803,286)
General and administrative
expenses	(957,472)	(7,449,129)	(6,440,527)	(569,448)	(4,430,306)	(5,816,309)
Research and development
expenses	-	-	(156,474)	-	-	-

Loss from operations	(988,475)	(7,690,336)	(6,433,230)	(292,506)	(2,275,703)	(6,106,576)
Interest expense	(195,274)	(1,519,233)	(769,487)	(106,041)	(824,998)	(1,057,710)
Interest income	2,931	22,801	12,769	16,093	125,202	22,250
Gain on disposal of
investments	11,253	87,548	37,135	-	-	87,548
Gain on dilution
of interest in a subsidiary	-	-	22,179	-	-	-
Other income	8,385	65,238	64,965	4,813	37,448	46,506

Loss before income tax	(1,161,180)	(9,033,982)	(7,065,669)	(377,641)	(2,938,051)	(7,007,982)
Income tax	-	-	141,878	-	-	-

Loss before minority interests	(1,161,180)	(9,033,982)	(6,923,791)	(377,641)	(2,938,051)	(7,007,982)
Minority interests	5,457	42,457	129,540	-	-	-

Net loss	(1,155,723)	(8,991,525)	(6,794,251)	(377,641)	(2,938,051)	(7,007,982)

Basic and diluted net loss per share	(0.01)	(0.05)	(0.03)	(0.00)	(0.01)	(0.04)

Weighted average number
of ordinary shares
outstanding, basic and diluted	199,000,000	199,000,000	198,969,863	248,652,840	248,652,840	199,000,000

See notes to consolidated financial statements.

TECH TEAM HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE LOSS

					Accumulated other
					comprehensive income (loss)
						Foreign		Total
			Additional		Unrealized	currency	Accumulated	shareholders’	Total
	Ordinary shares		paid-in	Subscription	loss on	translation	profits	equity	comprehensive
	Number	Amount	capital	receivable	investments	adjustment	(losses)	(defit)	loss
		HKD	HKD	HKD	HKD	HKD	HKD	HKD	HKD

Balance at April 1, 2002	198,500,000	30,966,000	(25,652,860)	(1,000,000)	(132,194)	-	44,775	4,225,721	-
Other comprehensive loss,
net of applicable tax of Nil
Foreign currency translation
adjustment	-	-	-	-	-	9,333	-	9,333	9,333
Unrealized loss on investments	-	-	-	-	(34,303)	-	-	(34,303)	(34,303)
Realized on disposal of investments	-	-	-	-	132,194	-	-	132,194	-
Net loss	-	-	-	-	-	-	(6,794,251)	(6,794,251)	(6,794,251)
Issue of shares	500,000	78,000	422,000	-	-	-	-	500,000	-
Collection of subscription receivable
from a shareholder	-	-	-	1,000,000	-	-	-	1,000,000	-

Balance at March 31, 2003	199,000,000	31,044,000	(25,230,860)	-	(34,303)	9,333	(6,749,476)	(961,306)	(6,819,221)

Other comprehensive loss, net of
applicable tax of Nil
Unrealized loss on investments	-	-	-	-	(81,222)	-	-	(81,222)	(81,222)
Realized on disposal of investments	-	-	-	-	(34,341)	-	-	(34,341)	-
Net loss	-	-	-	-	-	-	(8,991,525)	(8,991,525)	(8,991,525)

Balance at March 31, 2004	199,000,000	31,044,000	(25,230,860)	-	(149,866)	9,333	(15,741,001)	(10,068,394)	(9,072,747)

Other comprehensive loss,
net of applicable tax of Nil
Unrealized loss on
investments (unaudited)	-	-	-	-	(158,338)	-	-	(158,338)	(158,338)
Net loss (unaudited)	-	-	-	-	-	-	(2,938,051)	(2,938,051)	(2,938,051)
Capitalization issue of shares
for amount due to a
director (unaudited)	70,512,820	11,000,000	-	-	-	-	-	11,000,000	-
Issue of shares for pending
acquisition of a
subsidiary (unaudited)	85,285,713	13,304,571	-	(13,304,571)	-	-	-	-	-

Balance at December 31, 2004
(unaudited)	354,798,533	55,348,571	(25,230,860)	(13,304,571)	(308,204)	9,333	(18,679,052)	(2,164,783)	(3,096,389)

Balance at December 31, 2004
(unaudited) (in USD)		7,114,212	(3,243,041)	(1,710,099)	(39,615)	1,200	(2,400,907)	(278,250)	(397,993)

See notes to consolidated financial statements.

TECH TEAM HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Nine months
	Year ended March 31,			ended December 31,
	2004	2004	2003	2004	2004
	USD	HKD	HKD	USD	HKD
				(unaudited)	(unaudited)

Operating activities:
Net loss	(1,155,723)	(8,991,525)	(6,794,251)	(377,641)	(2,938,051)
Adjustment to reconcile net loss to
net cash used in operating activities:
Depreciation expense	118,759	923,946	631,702	58,775	457,272
Gross realized gains on disposal of
investments	(11,253)	(87,548)	(37,135)	-	-
Loss of disposal of plant and equipment	11,168	86,884	-	-	-
Write-off of bad debts	159,095	1,237,761	468,338	-	-
Write-off of inventories	14,146	110,047	-	8,188	63,702
Gain on dilution of interest in a
subsidiary	-	-	(22,179)	-	-
Income tax	-	-	(141,878)	-	-
Minority interests	(5,457)	(42,457)	(129,540)	-	-
Changes in operating assets and liabilities:
Trade receivables	31,930	248,416	1,418,968	(146,149)	(1,137,038)
Net investment in sales-type leases	(13,403)	(104,277)	112,200	(498,108)	(3,875,285)
Prepaid expenses and other current assets	51,105	397,600	(1,331,560)	(8,302)	(64,593)
Inventories	(52,247)	(406,479)	(161,850)	(95,185)	(740,541)
Trade payables	(86,738)	(674,828)	335,677	18,181	141,448
Accrued expenses and other current
liabilities	114,786	893,036	57,266	83,146	646,880

Net cash used in operating activities	(823,832)	(6,409,424)	(5,594,242)	(957,095)	(7,446,206)

Investing activities:
Purchase of plant and equipment	(16,575)	(128,955)	(1,311,859)	(2,135)	(16,608)
Proceeds from disposals of plant and
equipment	75,035	583,775	-	-	-
Purchase of investments	(264,628)	(2,058,803)	(5,528,037)	-	-
Proceeds from disposal of investments	270,432	2,103,962	2,037,135	-	-
(Increase) decrease in restricted
deposits	(220,201)	(1,713,161)	1,001,985	(39)	(302)
Advance to related companies	(66,393)	(516,537)	(397,162)	(8,980)	(69,866)

Net cash used in investing activities	(222,330)	(1,729,719)	(4,197,938)	(11,154)	(86,776)

TECH TEAM HOLDINGS LIMITED

				Nine months
	Year ended March 31,			ended December 31,
	2004	2004	2003	2004	2004
	USD	HKD	HKD	USD	HKD
				(unaudited)	(unaudited)
Financing activities:
Proceeds from short-term borrowings
and long-term debts	1,211,651	9,426,648	11,076,466	-	-
Repayment of short-term borrowings
and long-term debts	(866,993)	(6,745,202)	(4,849,056)	(551,442)	(4,290,225)
Repayment of capital lease obligations	(196,385)	(1,527,873)	(538,090)	(58,884)	(458,114)
Proceeds from issuance of shares	-	-	500,000	-	-
Advance from a director	855,338	6,654,529	467,460	1,650,666	12,842,188
Advance from a minority shareholder	-	-	42,457	-	-
Repayment from a shareholder	-	-	1,000,000	-	-
Repayment to a shareholder	-	-	(177,700)	-	-

Net cash provided by financing activities	1,003,611	7,808,102	7,521,537	1,040,340	8,093,849

Net (decrease) increase in cash and
cash equivalents	(42,551)	(331,041)	(2,270,643)	72,091	560,867
Cash and cash equivalents at beginning
of the period	45,629	354,990	2,616,300	3,078	23,949
Effect of exchange difference	-	-	9,333	-	-

Cash and cash equivalents at end of
the period	3,078	23,949	354,990	75,169	584,816

Supplemental disclosure of cash flows
information:

Cash paid for:
Interest	173,394	1,349,008	671,159	99,527	774,319
Capital lease obligations interest	21,880	170,225	98,328	6,514	50,679
Income taxes	-	-	28,257	-	-

Supplemental schedules of non-cash
investing and financing activities:

Capital lease obligations incurred	134,402	1,045,646	983,721	3,393	26,400
Amount due to a director capitalized	-	-	-	1,413,882	11,000,000
Sales of certain receivables to a director
in settlement for director’s loan	-	-	-	326,492	2,540,108

See notes to consolidated financial statements.

TECH TEAM HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2004 AND 2003

AND (UNAUDITED) FOR THE NINE-MONTH PERIODS ENDED DECEMBER 31, 2004 AND 2003

1.	ORGANIZATION AND NATURE OF OPERATIONS

Tech Team Holdings Limited ("the Company") was incorporated under the laws of the Cayman Islands on February 15, 2002 and its principal subsidiaries as of March 31, 2004 include the following:

	Date of	Place of	Percentage
Name of subsidiary	incorporation	incorporation	ownership
			%

Tech Team Investment Limited	March 24, 2000	The British Virgin	100
("TTIL")		Islands ("BVI")

Tech Team Development (Zhuhai)	August 23, 2002	The People's	100
Limited ("TT (Zhuhai)")		Republic of China
		(the "PRC")

Tech Team Development Limited	October 22, 1999	Hong Kong	100
("TTDL")

Tech Team Engineering Limited	August 23, 2000	Hong Kong	100
("TTEL")

Grandplex Development Limited	January 18, 1999	Hong Kong	100
("GDL")

The Company and all of its subsidiaries (collectively referred to as the "Group") is principally engaged as a developer, manufacturer and integrator of energy saving products and technologies and provision of consulting and customer training services. In addition, the Group also acts as an agent to market gasoline products on behalf of petroleum distributing companies.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As shown in the consolidated financial statements, the Company incurred significant losses from operations of HKD8,991,525 and HKD6,794,251, and used cash in its operations of HKD6,409,424 and HKD5,594,242, during the years ended March 31, 2004 and 2003, respectively. The Company also has a net working capital deficit of HKD19,902,808 and a shareholders' deficit of HKD10,068,394 as of March 31, 2004. The continuation of the Company is dependent upon the continuing financial support of its directors and shareholders, and obtaining long-term financing, as well as achieving and maintaining a profitable level of operations through the successful product development or through the acquisition of new businesses.

These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

TECH TEAM HOLDINGS LIMITED

1.	ORGANIZATION AND NATURE OF OPERATIONS - continued

Management recognizes that the Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow the Company to satisfy its obligations on a timely basis. Subsequent to March 31, 2004, the Company commenced a restructuring which included negotiating debt settlement arrangements with certain creditors and bankers, raising new equity financing sufficient to retire all outstanding liabilities and to fund the restructuring, and consolidation of the capital of the Company (see Note 22(a) for details of the contemplated equity placement of the Company's parent company). Upon successful completion of the restructuring, management has determined the Company will be better positioned to seek out and complete acquisitions and related financings. While the Company is expending its best efforts to achieve the restructuring and new acquisitions, there is no assurance that any such activity will be successful and will generate funds necessary for continued operation of the Company.

2.	ACQUISITIONS AND DISPOSITIONS

On May 31, 2002, GDL issued additional ordinary shares to the then existing shareholders which resulted in a dilution of the Group's interest in GDL from 78.5% to 77.22% and accordingly, the creation of an "implied sale" of the Group's interest in GDL. This dilution of interest resulted in a gain of HKD22,179 and was credited to the consolidated statements of operations.

On November 4, 2002, one of the subsidiaries of the Company, Tech Team Energy Savers Equipment (Shanghai) Company Limited was dissolved with no significant gain or loss on the dissolution.

On January 20, 2004, the Group acquired the remaining 22.78% interest in GDL from the other shareholder for a nominal amount of HKD101.

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America.

Principle of consolidation

The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

TECH TEAM HOLDINGS LIMITED

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES - continued

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits which are unrestricted as to withdrawal and use, and which have maturities of three months or less when purchased.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Equipment

Equipment is recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of equipment are as follows:

Testing equipment	4 years
Office equipment	3 - 4 years
Furniture and fixtures	3 - 4 years
Leasehold improvements	4 years or shorter of the terms of the leases
Motor vehicles	5 - 7 years
Energy savers	10 years

Energy savers are electronic devices sold by the Company that assist in regulating the consumption of electricity by certain equipment thereby resulting in energy savings. The Company retains a number of these devises as demonstration units for marketing and promotion purposes.

Expenditures for repairs, maintenance and minor renewals and betterments are expensed.

Investments

The Company classifies its investments in mutual funds as available-for-sale securities and carries them at market value. The unrealized holding gains and losses on these securities are excluded from earnings and are reported as a separate component of other comprehensive loss until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis and are reflected in consolidated statement of operations.

The Company assesses declines in the value of individual investments to determine whether such decline is other-than-temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data in which the guaranteed mutual funds are invested in, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company in which the guaranteed mutual funds are invested in, and the Company’s intent and ability to hold the investment.

TECH TEAM HOLDINGS LIMITED

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES – continued

Net investment in sales-type leases

At the time a sales-type lease is consummated, the Company records the gross finance receivable, less unearned income. Unearned income is recognized as lease income using the interest method over the term of the lease and is included as financing revenue in the Consolidated Statement of Operations.

The Company reviews minimum lease payments receivable considered at risk on a periodic basis. The review primarily consists of an analysis based upon current information available about the client as well as the current economic environment, value of leased assets net of repossession cost and prior history. Impairment is measured using the fair value of the leased assets when foreclosure is probable. Using this information, the Company determines the expected cash flow for the receivable and calculates a recommended estimate of the potential loss and the probability of loss. For those accounts in which the loss is probable, the Company records a specific reserve.

Trade receivables and allowance for doubtful accounts

Individual trade receivables are specifically assessed for credit risk at regular intervals by management. The Company provides an allowance for doubtful accounts when collection of an account is considered doubtful based on assessment of the qualitative and quantitative factors such as the customers’ background, credit worthiness and repayment history.

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured if carrying amount of the assets exceeds the future undiscounted net cash flows expected to be generated by use of the assets. The impairment loss to be recognized is calculated as the amount by which the carrying amounts of the assets exceed their fair values. No impairment loss was recorded during any periods presented.

Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

TECH TEAM HOLDINGS LIMITED

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES – continued

Revenue recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been delivered and installed or the services have been provided to the customer, the sale price is fixed or determinable, and collectibility is reasonably assured. In addition to the aforementioned general policy, the following are specific revenue recognition policies for each major category of revenue.

Hardware – The Company sells it products directly to end users with installation (“Direct Sales Contracts”) and through distributors (“Trading Contracts”). Direct Sales Contracts revenue from hardware sales or sales-type leases is recognized when the product is delivered to the customer and related installation is completed and when there are no unfulfilled company obligations that affect the customer's final acceptance of the arrangement. Revenue from Trading Contracts is recognized when the product is delivered and title transferred. Revenue from rentals and operating leases is recognized on a straight-line basis over the term of the rental or lease. There is no right of return for hardware sold (except for quality).

Services Income:

- Revenue from consultancy services is recognized when granted Services are considered granted when the customer signs the acceptance report.

- Commissions earned from customer marketing services, where the Company is acting as an agent for petroleum distribution companies, are recorded upon notification by the petroleum distribution companies for the amount earned, which is based on a pre-determined amount, per unit of gasoline sold to referred customers.

Sales-type lease income – Represents finance income attributable to sales-type leases and is recognized over the term of the lease, using the effective interest method.

Foreign currency

The functional currency of the Company is the Hong Kong dollar ("HKD"). Transactions in other currencies are recorded in HKD at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are measured in HKD at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the consolidated statements of operations as a component of current period earnings.

Translation into United States Dollars

The financial statements of the Company are stated in HKD. The translation of HKD amounts at and for the year ended March 31, 2004 and the nine-month period ended December 31, 2004 into United States dollar ("USD") is included solely for the convenience of readers and have been made at the rate of HKD7.780 to USD1. Such translations should not be construed as representations that HKD amounts could be converted into USD at that rate or any other rate.

TECH TEAM HOLDINGS LIMITED

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES - continued

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, trade receivables, short-term borrowings and trade payables approximate their fair values due to the short-term maturity of these instruments. The fair value of long-term debts, capital lease obligations and financing obligations approximate their carrying value as the interest rates approximate those which would have been available for loans of similar remaining maturity at the respective period ends.

Research and development expenses

Research and development expenses are expensed in the period in which they are incurred.

Dilution of interest in subsidiary

The Company records the gains or losses arising from issuance of subsidiary of its own stock in the consolidated statement of operations.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company reports its comprehensive income (loss) in the consolidated statement of shareholders' equity (deficit).

Net loss per share

Basic net loss is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Diluted net loss per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Ordinary share equivalents are excluded from the computation of the diluted net loss per share in periods when their effect would be anti-dilutive. There were no dilutive potential ordinary shares in issue during the periods presented.

Recently issued accounting pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". It establishes standards for how an issuer classifies and measures certain financial instruments. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. It requires that certain financial instruments that, under previous guidance, could be accounted for as equity be classified as liabilities, or assets in some circumstances. It does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatory redeemable. The adoption of SFAS No. 150 did not have an impact on the Company's financial position or results of operations.

TECH TEAM HOLDINGS LIMITED

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES - continued

Recently issued accounting pronouncements - continued

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force ("EITF") Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". The Issue's objective is to provide guidance for identifying other-than-temporarily impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The disclosure requirements of EITF 03-1 are effective for fiscal years ending after December 31, 2004. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of the accounting provisions of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4". SFAS No. 151 clarifies the accounting that requires abnormal amounts of idle facility expenses, freight, handling costs, and spoilage costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred on or after June 15, 2005. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions". SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions", and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS No. 153 will have on its financial statements but does not expect it to have a material impact.

Unaudited interim financial information

The financial information with respect to the nine-month periods ended December 31, 2003 and 2004 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine-month period ended December 31, 2004 are not necessarily indicative of results to be expected for the full year.

TECH TEAM HOLDINGS LIMITED

4.	NET INVESTMENT IN SALES-TYPE LEASES

Net investment in sales-type leases is for leases that relate to the Group's hardware sales and are generally for terms ranging from two to five years. Interest rates ranges from 2.5% to 5% and the leases are secured by the respective leased assets.

The details of net investment in sales-type leases are as follows:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Total minimum lease payments to be received	376,614	264,000	4,482,676
Less: Unearned income	(47,937)	(39,600)	(278,714)

Net investment in sales-type leases	328,677	224,400	4,203,962
Current portion	(153,392)	(112,200)	(882,541)

Net investment in sales-type leases,
less current portion	175,285	112,200	3,321,421

Contracted maturities of the sales-type leases as of March 31, 2004 are as follows:

HKD
Year ending March 31,
2005	153,392
2006	41,942
2007	44,088
2008	46,344
2009	42,911

328,677

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Rental, utilities and other deposits	624,703	244,769	551,989
Prepaid expenses	387,772	412,038	510,089
Staff advances	131,896	117,510	131,896
Proceeds receivable from disposal
of motor vehicles	465,321	-	-
Advance to third parties	-	885,026	-
Income tax refundable	-	47,089	-
Others	2,902	-	17,892

	1,612,594	1,706,432	1,211,866

TECH TEAM HOLDINGS LIMITED

6.	INVENTORIES

Inventories by major categories are summarized as follow:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Raw materials	195,525	255,283	496,740
Work in progress	3,076	35,605	383,926
Finished goods	884,879	496,160	879,653

	1,083,480	787,048	1,760,319

Inventories written off amounted to HKD110,047 and Nil for the years ended March 31, 2004 and 2003, and (unaudited) HKD63,702 and Nil for the nine-month periods ended December 31, 2004 and 2003, respectively.

7.	EQUIPMENT

Equipment consists of the following:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Testing equipment	646,587	646,587	646,587
Office equipment	514,232	549,204	545,441
Furniture and fixtures	308,090	308,090	308,090
Leasehold improvements	111,187	176,044	111,187
Motor vehicles	114,286	1,868,040	114,286
Energy savers	2,529,063	1,376,394	2,529,063

Total	4,223,445	4,924,359	4,254,654
Less: Accumulated depreciation	(1,313,443)	(1,129,032)	(1,758,916)

Equipment, net	2,910,002	3,795,327	2,495,738

Equipment, net held under capital leases are summarized as follows:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Office equipment	-	-	28,800
Motor vehicles	114,286	1,868,040	114,286
Energy savers	1,848,384	697,516	1,848,384

Total	1,962,670	2,565,556	1,991,470
Less: Accumulated depreciation	(176,956)	(468,531)	(333,529)

Equipment, net held under capital leases	1,785,714	2,097,025	1,657,941

TECH TEAM HOLDINGS LIMITED

7.	EQUIPMENT - continued

Equipment, net leased under operating leases to customers is summarized as follows:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Energy savers	147,453	147,453	147,453
Less: Accumulated depreciation	(39,321)	(24,576)	(50,380)

Equipment, net leased under operating
leases to customers	108,132	122,877	97,073

8.	INVESTMENTS - RESTRICTED

Investments comprise available-for-sale securities carrying at estimated market value and consist of the following:

March 31,			December 31,
2004		2003	2004
HKD		HKD	HKD
			(unaudited)

Mutual funds maturing from
June 2007 through December 2007
Cost basis	5,570,426	5,528,037	5,570,426
Gross unrealised losses	(149,866)	(34,303)	(308,204)

Estimated market value	5,420,560	5,493,734	5,262,222

As of March 31, 2004, the Company's investments represented investments in three mutual funds and one of them have been in a continuous unrealized loss position for less than 12 months (HKD1,979,884 of estimated market value and HKD78,920 unrealized losses in the investment) and the remainder have been in a continuous unrealized loss position for a period of 12 months or longer (HKD3,440,676 of total estimated market value and HKD70,946 total unrealized losses in these investments). As of March 31, 2003, all of the Company's investments in mutual funds had been in a continuous unrealized loss position for less than 12 months.

The Company's unrealized loss on investments in mutual funds related to capital-guaranteed mutual funds with underlying equity investments in Europe, Asia and the United States of America. These mutual funds also guarantee the unit holder with initial capital invested at maturity of the funds. The unrealized loss was primarily caused by volatility of the equity markets resulting from investors' concerns over increasing energy prices, political instability in the Middle-East, rising interest rates and a potential overheating and slow down of the economy in China. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, it does not consider the investments in these funds to be other-than-temporarily impaired at March 31, 2004.

These investments have been collateralized to a bank to secure banking facilities granted to the Group (Note 10).

9.	RESTRICTED DEPOSITS

The amounts represent deposits collateralized to a bank to secure banking facilities granted to the Group (Note 10). The bank deposits have been collateralized to secure long-term borrowings and are therefore classified as non-current assets.

TECH TEAM HOLDINGS LIMITED

10.	SHORT-TERM BANK BORROWINGS

The Company's short-term borrowings consist of the following:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Bank loan	-	-	7,280,766
Bank overdrafts	3,652,213	2,673,205	2,983,730
Trade financing	2,446,562	3,000,000	-

	6,098,775	5,673,205	10,264,496
Weighted average interest rate on
borrowings at end of period	6.62%	6.68%	7%

At end of period:
Bank credit facilities (including long-term
debts as described in Note 13)	22,348,130	13,865,833	14,735,423
Utilized	(16,048,984)	(13,367,538)	(11,758,759)

Bank credit facilities available	6,299,146	498,295	2,976,664

In October 2004, certain of the Company’s long-term bank loans amounting to HKD7,600,000(unaudited) were refinanced with a short-term bank loan, which bears interest at 2% over the bank’s best lending rate and is repayable in 4 monthly instalments of HK$150,000 each and a final instalment of HK$7,000,000 due in April 2005. As of December 31, 2004, such outstanding short-term bank loan amounted to approximately HK$7,300,000.

Interest rates are generally based on the bank's prime lending rate plus certain percentage and the credit lines are normally subject to periodic review. Other than a requirement for the Group to maintain a net worth of not less than HKD8,500,000 from July 2003 onwards (see Note 13 for details of the Group’s violations of this financial covenant and other requirements), there are no other significant covenants or other financial restrictions relating to the Group's short-term borrowings and long-term debts.

As of March 31, 2004, the above facilities and long-term debts (Note 13) are secured by the following:

(a)	All assets of TTDL amounting to HKD12,745,112 as of March 31, 2004;
(b)	Investments of the Group of HKD5,420,560;
(c)	Cash deposits of the Group of HKD1,713,161;
(d)	A personal guarantee from a director of the Company for HKD20,000,000;
(e)	A subordination agreement from a director of the Company to subordinate the advance of HKD130,000 to TTDL;
(f)	The residual value on the legal charge over a property belonged to a director of the Company;
(g)

Guarantee from the Government of Hong Kong Special Administrative Region of HKD2,228,772 under the Small and Medium Enterprises Business Installations and Equipment Loan Guarantee Scheme (“SME Loan Guarantee Scheme”);

(h)	Joint and several personal guarantee from a director of the Company and a director of one of the subsidiaries of the Company;
(i)	Certain equipment of the Group where acquisitions were financed by specified bank borrowings of approximately HKD1,000,000;
(j)	A personal guarantee from an independent third party of HKD7,000,000; and
(k)	An assignment over life policy from a director of the Company for HKD5,000,000.

Other than the investments, restricted cash deposits and certain equipment collateralized, there is no restriction on the use of the assets collateralized for the above facilities and bank loans.

TECH TEAM HOLDINGS LIMITED

11.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Deposits received	486,729	112,700	113,235
Accrued audit fees	489,368	250,000	1,024,388
Other accrued expenses	713,944	269,107	649,298
Commission payable	-	165,198	550,000

	1,690,041	797,005	2,336,921

12.	OBLIGATIONS UNDER CAPITAL LEASES

March 31,			December 31,
2004		2003	2004
HKD		HKD	HKD
			(unaudited)

Total minimum lease payments	1,117,144	1,692,440	636,481
Less: Amounts representing interests	(73,442)	(166,511)	(24,493)

Present value of minimum lease payments	1,043,702	1,525,929	611,988
Less: Current portion of obligations under
capital leases	(573,308)	(641,470)	(591,348)

Long-term portion of obligations under
capital leases	470,394	884,459	20,640

The following is a summary of future minimum lease payments under capital leases as of March 31, 2004.

HKD
Year ending March 31,
2005	573,308
2006	470,394

1,043,702

The Group entered into capital lease arrangements for leasing motor vehicles and equipment used in its opeations. The lease terms are 3 years. For the year ended March 31, 2004, the borrowing rate was 2.75% per annum and the interest rate is fixed at the lease date. The leases are on a fixed repayment basis and no arrangement has been entered into for contingent rental payments.

The Group's obligations under capital leases are secured by the lessors' charge over the leased assets.

The interest expenses incurred on these capital leases were HKD170,225 and HKD98,328 for the years ended March 31, 2004 and 2003 and (unaudited) HKD50,679 and HKD87,353 for the nine-month periods ended December 31, 2004 and 2003, respectively.

TECH TEAM HOLDINGS LIMITED

13.	LONG-TERM DEBTS
		March 31,		December 31,
		2004	2003	2004
		HKD	HKD	HKD
				(unaudited)

	Bank loan bearing interest at the bank's
	prime lending rate (5% at March 31,
	2004) plus 1.75%, repayable by monthly
	instalments of HKD100,000 through June 2003	-	400,000	-
	Bank loan bearing interest at the bank's prime
	lending rate (5% at March 31, 2004)
	plus 1.25%, repayable by monthly instalments
	of HKD55,500 through July 2005	890,000	1,556,000	-
	Bank loan bearing interest at the bank's prime
	lending rate (5% at March 31, 2004)
	plus 1%, repayable by monthly instalments
	of HKD55,500 through October 2005	1,056,500	1,722,500	557,000
	Bank loan bearing interest at the bank's prime
	lending rate (5% at March 31, 2004)
	plus 1.75%, repayable by quarterly instalments
	of HKD166,667 through March 2006	1,333,332	2,000,000	-
	Bank loan bearing interest at the bank's prime
	lending rate (5% at March 31, 2004)
	plus 1.75%, repayable by monthly instalments
	of HKD50,000 through February 2005	1,150,000	1,750,000	-
	Bank loan bearing interest at the bank's prime
	lending rate (5% at March 31, 2004)
	plus 1.75%, repayable by quarterly instalments
	of HKD125,000 through August 2005	750,000	-	375,000
	Bank loan bearing interest at the bank's prime
	lending rate (5% at March 31, 2004)
	plus 3%, repayable by 4 monthly instalments
	of HKD50,000 each with a final payment of
	HKD3,243,000 in June 2004	3,343,000	-	-
	Bank loan bearing interest at the bank's prime
	lending rate (5% at March 31, 2004)
	plus 3%, repayable by monthly instalments
	of HKD21,800 through May 2005	290,080	-	106,840
	Other loan bearing interest at 6%, repayable
	by monthly instalment of HK$13,534 through
	January 2005	128,402	265,833	13,408
	Bank loan bearing interest at 6.75%, repayable
	by monthly instalment of HK$38,365 through
	May 2005	515,038	-	253,363
	Bank loan bearing interest at 2.2%, repayable
	by monthly instalment of HK$28,946 through
	August 2005	493,857	-	188,652

	Total	9,950,209	7,694,333	1,494,263
	Current portion of long-term debts	(9,950,209)	(2,969,432)	(1,494,263)

	Long-term debts, less current portion	-	4,724,901	-

TECH TEAM HOLDINGS LIMITED

13.	LONG-TERM DEBTS - continued

As described in Note 10, in accordance with certain bank covenants, the Group needs to maintain a net worth of not less than HKD8,500,000 from July 2003 onwards; however, this financial covenant has not been fulfilled by the Group as of March 31, 2004. In addition, certain equipment which was used as collateral had been sold by the Group without the prior consent of the banks. These violations have not been waived by the banks and accordingly the debts are payable on demand. Therefore, all of the long-term debts outstanding as of March 31, 2004 have been classified as current liabilities and included in the disclosure in Note 10. In October 2004, certain of these debts were replaced by a bank loan totalling HKD7,600,000,(unaudited) which has been disclosed in Note 10. No penalties were incurred as a result of the breach of the Company’s debt covenants.

14.	GENERAL AND ADMINISTRATION EXPENSES

	Year ended March 31,		Nine months ended December 31,
	2004	2003	2004	2003
	HKD	HKD	HKD	HKD
			(unaudited)	(unaudited)

Audit fee	280,000	253,424	730,000	210,000
Consultancy fee	434,924	515,000	335,104	434,667
Depreciation	923,946	631,702	457,272	677,049
Others	1,820,803	1,973,014	1,191,376	1,177,968
Rental, rates and management fee	632,303	585,346	365,869	524,762
Staff costs	2,119,392	2,013,703	1,350,685	1,554,102
Write-off bad debts	1,237,761	468,338	-	1,237,761

	7,449,129	6,440,527	4,430,306	5,816,309

15.	FOREIGN CURRENCY TRANSACTION GAIN OR LOSS

Aggregate foreign currency transaction gain of HKD11,560 and loss of HKD14,742 for the years ended March 31, 2004 and 2003 and (unaudited) gain of HKD9,551 and loss of HKD2,825 for the nine-month periods ended December 31, 2004 and 2003 were included in the determining net loss, for the respective periods.

16.	INCOME TAX

The components of loss before income tax and minority interests are as follows:

	Year ended March 31,		Nine months ended December 31,
	2004	2003	2004	2003
	HKD	HKD	HKD	HKD
			(unaudited)	(unaudited)

Hong Kong	(6,931,311)	(5,719,364)	(2,255,928)	(5,544,392)
Mainland, the PRC	(2,102,671)	(1,346,305)	(682,123)	(1,463,590)

	(9,033,982)	(7,065,669)	(2,938,051)	(7,007,982)

TECH TEAM HOLDINGS LIMITED

16.	INCOME TAXES - continued

The provision for income tax consists of the following:

	Year ended March 31,		Nine months ended December 31,
	2004	2003	2004	2003
	HKD	HKD	HKD	HKD
			(unaudited)	(unaudited)

Current tax credit representing
overprovision of Hong Kong
Profits Tax in prior years	-	2,911	-	-
Deferred tax credit	-	138,967	-	-

	-	141,878	-	-

The Company is a tax exempted company incorporated in the Cayman Islands.

Under the current BVI law, TTIL's income is not subject to taxation.

No provision for Hong Kong Profits Tax has been made as TTDL, TTEL and GDL had no assessable profits earned during the years ended March 31, 2004 and 2003 and (unaudited) nine-month periods ended December 31, 2004 and 2003.

No provision for PRC income tax has been made as TT (Zhuhai) had no assessable profits earned during the years ended March 31, 2004 and 2003 and (unaudited) nine months ended December 31, 2004 and 2003. Preferential tax treatment has been agreed with the relevant tax authorities and TT (Zhuhai) is exempted from PRC income tax in the first two profitable year and is subject to half of the standard statutory tax rate of 15% in the next three years.

A reconciliation of income tax expense to the amount computed by applying the Hong Kong statutory tax rate to the loss before income tax in the consolidated statements of operations is as follows:

	Year ended March 31,		Nine months ended December 31,
	2004	2003	2004	2003
	HKD	HKD	HKD	HKD
			(unaudited)	(unaudited)

Loss before income tax	(9,033,982)	(7,065,669)	(2,938,051)	(7,007,982)
Tax at the Hong Kong Profits
Tax rate of 17.5% (2003: 16%)	(1,580,947)	(1,130,507)	(514,159)	(1,226,397)
Tax effect of expenses not
deductible for tax purposes	52,109	135,340	25,107	33,906
Tax effect of income not taxable
for tax purposes	(18,551)	(71)	(25,068)	(9,903)
Change in valuation allowance	1,415,663	796,179	380,400	1,115,319
Overprovision in prior period	-	(2,911)	-	-
Effect of the different income
tax rate in other tax jurisdictions	135,799	58,956	125,956	87,075
Others	(4,073)	1,136	7,764	-

Income tax credit	-	(141,878)	-	-

TECH TEAM HOLDINGS LIMITED

16.	INCOME TAXES - continued

Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Deferred tax assets
- tax losses	2,673,000	1,207,000	3,093,000
- others	27,300	64,000	-
Valuation allowance	(2,535,900)	(1,042,500)	(2,916,300)

Net deferred tax assets	164,400	228,500	176,700
Deferred tax liabilities - equipment	(164,400)	(228,500)	(176,700)

Net deferred tax	-	-	-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or the entire amount of deferred tax assets will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and credit carryforwards are available. Management considers scheduled reversal of deferred tax liabilities, and projected future taxable income in making this assessment. Based upon the lack of historical taxable income, scheduled reversal of deferred tax liabilities, and projections for future taxable income over the periods in which the temporary differences are deductible and tax credits are available to reduce taxes payable, the Company has established a valuation allowance of HKD2,535,900 and HKD1,042,500 as of March 31, 2004 and 2003 and (unaudited) HKD2,916,300 as of December 31, 2004, respectively.

The net change in the valuation allowance for the years ended March 31, 2004 and 2003 was an increase of approximately HKD1,493,400 and HKD769,000, respectively. For the operating loss carryforwards of approximately HKD15,685,000 as of March 31, 2004, HK$1,228,000, HKD1,648,000 will expire in 2008 and 2009, respectively, and the remainder may be carried forward indefinitely.

TECH TEAM HOLDINGS LIMITED

17.	COMMITMENTS

The Group as lessee

The Group has operating lease agreements principally for its office facilities. Such leases have remaining terms of 11 to 17 months. Rental expense was HKD592,183 and HKD450,030 for the years ended March 31, 2004 and 2003, and (unaudited) HKD365,869 and HKD399,365 for the nine-month periods ended December 31, 2004 and 2003, respectively.

Future minimum lease payments under non-cancelable operating lease agreements as of March 31, 2004 are as follows:

HKD
Year ending March 31,
2005	402,000
2006	65,000

Total	467,000

The Group as lessor

Energy saver rental income earned was HKD30,000 and HKD72,000 for the years ended March 31, 2004 and 2003, and (unaudited) HKD22,500 and HKD22,500 for the nine-month periods ended December 31, 2004 and 2003, respectively.

The following is a schedule by years of minimum future rentals on noncancelable operating leases as of March 31, 2004:

HKD
Year ending March 31,
2005	30,000
2006	30,000
2007	10,000

Total	70,000

TECH TEAM HOLDINGS LIMITED

18.	RELATED PARTY BALANCES AND TRANSACTIONS

Related party transactions

The Company charged management fee income, rental income, and sundry income of Nil, Nil, and HKD6,451 for the year ended March 31, 2004, HKD480,000, HKD113,078, and HKD3,537 for the year ended March 31, 2003, and (unaudited) nil, nil, and HKD4,938 for the nine-month period ended December 31, 2003, respectively, to Tech Team Media Limited, a company in which a director of the Company has a controlling interest. The Company did not have any significant transactions with this related party for the nine-month period ended December 31, 2004 (unaudited).

The Company also purchased goods amounting to HKD882,109 and (unaudited) HKD882,109 from Global High Technology Limited, a company in which two directors of the Company have beneficial interest, during the year ended March 31, 2004 and nine-month period end December 31, 2003, respectively. These two directors had tendered their resignation of directorship in the Company in August 2004 (unaudited).

On December 31, 2004 (unaudited), the Company sold to a director of the Company certain trade receivables, a receivable from the disposal of motor vehicles and amounts due from related companies, amounting to approximately HK$220,000, HK$465,000 and HK$1,900,000, respectively, all without recourse. The receivables were sold at their respective carrying amounts, resulting in no gain or loss on disposal. The sales consideration was settled by a reduction in the balance due to the director by the Company and accordingly is a non-cash transaction.

Related Party Balances

The amounts due from/to related companies, directors and a minority shareholder represent cash advances to or from them and are unsecured, non-interest bearing and have no fixed repayment terms. The balances related to such advances are as follows:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)
Amounts due from related companies

Tech Team Media Limited	558,466	222,665	-
Global High Technology Limited	1,226,457	1,045,721	-

	1,784,923	1,268,386	-

Amount due to a director	6,861,956	207,427	6,164,034

Amount due to a minority shareholder	-	42,457	-

TECH TEAM HOLDINGS LIMITED

19.	SEGMENT AND GEOGRAPHIC INFORMATION

The Group is engaged primarily as a developer, manufacturer and integrator of energy saving products and technologies and provision of consulting and customer training services. In addition, the Group also acts as an agent to market gasoline products on behalf of petroleum distributing companies. The Company's chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results of operations when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information can be found in the consolidated financial statements.

Geographic Information:

	Year ended March 31,		Nine months ended December 31,
	2004	2003	2004	2003
	HKD	HKD	HKD	HKD
			(unaudited)	(unaudited)
Total sales:

Mainland, the PRC	1,824,196	402,847	695,796	420,263
Hong Kong	1,226,279	1,733,108	4,400,209	488,433
Macau	-	-	1,597,150	-
Singapore	-	-	31,395	-

	3,050,475	2,135,955	6,724,550	908,696

The location of the Group's long-lived assets is as follows:

	March 31,		December 31,
	2004	2003	2004
	HKD	HKD	HKD
			(unaudited)

Hong Kong	9,365,440	8,315,346	12,003,847
Mainland, the PRC	939,368	1,120,763	788,997

	10,304,808	9,436,109	12,792,844

TECH TEAM HOLDINGS LIMITED

20.	CONCENTRATIONS

Major customers

The Group has the following customers which account for more than 10% of its total revenues as follows:

	Year ended March 31,		Nine months ended December 31,
	2004	2003	2004	2003
	HKD	HKD	HKD	HKD
			(unaudited)	(unaudited)

A	1,218,000	-	-	-
B	529,485	-	-	-
C	-	450,986	-	-
D	-	291,833	-	-
E	-	-	2,602,888	-
F	-	-	1,597,150	-
G	-	-	1,000,000	-
H	-	-	-	166,217
I	-	-	-	136,667
J	-	-	-	140,976
K	-	223,030	-	-

	1,747,485	965,849	5,200,038	443,860

The above customers represents 16.6%, nil and (unaudited) 85.6% of the trade receivables and net investment in sales-type leases balance of the Group as of March 31, 2004 and 2003 and December 31, 2004, respectively.

Major suppliers

The Group has the following suppliers which account for more than 10% of its total purchases as follows:

	Year ended March 31,		Nine months ended December 31,
	2004	2003	2004	2003
	HKD	HKD	HKD	HKD
			(unaudited)	(unaudited)

A	882,109	-	-	-
B	239,658	286,877	351,805	81,181
C	-	345,608	-	-
D	-	-	191,517	-
E	-	-	320,000	-
F	-	-	730,000	-
G	-	-	269,908	-
H	-	-	-	74,600
I	-	-	-	76,733
J	-	-	-	63,308

	1,121,767	632,485	1,863,230	295,822

There is no outstanding balance for the above suppliers as of March 31, 2004 and 2003, respectively. The above suppliers represent (unaudited) 16.4% of the trade payables balance of the Group as of December 31, 2004.

TECH TEAM HOLDINGS LIMITED

21.	EMPLOYEE BENEFIT PLANS

Certain employees of the Company in the PRC are entitled to retirement benefits calculated with reference to their salaries upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Company is required to make contributions to the government-managed retirement plan at 10% of the monthly basic salaries of certain employees. The expense of such arrangements to the Company for the years ended March 31, 2004 and 2003 was HKD21,066 and HKD4,302, and (unaudited) HKD24,707 and HKD16,648 for the nine-month periods ended December 31, 2004 and 2003, respectively.

The Company operates a Mandatory Provident Fund Scheme for all qualifying employees in Hong Kong. The assets of the scheme are held separately from those of the Company by trustees. The Company contributes at the lower of 5% of relevant payroll costs or HKD1,000 to the scheme, which contribution is matched by employees. The contributions paid by the Company for the years ended March 31, 2004 and 2003 were HKD50,826 and HKD65,332 and (unaudited) HKD50,429 and HKD34,792 for the nine-month periods ended December 31, 2004 and 2003, respectively.

22.	SUBSEQUENT EVENTS

(a)

In September 2004, the Company has engaged the capital raising and other corporate financial services of a consultant for equity placement of the common stocks of its new parent company upon consummation of a contemplated share exchange of the Company with a public company in the United States of America which is to become the Company's parent company. This share exchange was completed in January 2005 (Note 22(d)). On March 28, 2005, the consultant advised the Company that the equity placement is currently expected to close by April 30, 2005 with anticipated cash proceeds of not less than USD3,000,000.

(b)

In October 2004, 70,512,820 ordinary shares of USD 0.02 par value each in the Company were issued at par value to a director of the Company, in exchange for an amount due to the director totalling HKD11,000,000. The amount payable was recorded as additional paid-in capital of the Company.

(c)

In October 2004, one of the subsidiaries of the Company, TTIL entered into an agreement with Tomi Fuji Corporation Limited (the "Vendor"), a third party, to acquire its entire 100% interest in Tomi Fuji Energy Management Services Consultants Limited ("EMS"), a non-operating shell company with certain intangible assets which intends to engage in the trading of energy savers. The completion of the acquisition was conditional on a satisfactory result of a due diligence review by TTIL on the financial, business and legal aspects of EMS on or before January 4, 2005; otherwise, TTIL shall be entitled to treat the transaction void and ineffective at the outset and claim against the guarantor to the agreement for all costs, expenses, loss or damage sustained by TTIL and/or the Company. The consideration of this acquisition was satisfied by the issuance of 4,284 new ordinary shares of TTIL to the Vendor on October 4, 2004.

On the same date, the Company entered into another agreement with the Vendor to issue 85,285,713 new ordinary shares of USD0.02 each to the Vendor in exchange for its entire interest in TTIL arising from the aforesaid transaction. This share exchange was completed on the same date.

The acquisition was completed in early January 2005.

TECH TEAM HOLDINGS LIMITED

22.	SUBSEQUENT EVENTS - continued

(d)

In January 2005, the Company entered into a share exchange agreement ("Share Exchange Agreement") among Global Innovative Systems, Inc. ("GIS"), the shareholders of the Company as set out in the Share Exchange Agreement, and a director of the Company who acted as a guarantor for the Company in this transaction. GIS is a company incorporated in the United States of America, and is a registered company whose common stock is traded on the Over-the-Counter Bulletin Board. The Share Exchange Agreement contemplated the acquisition by GIS of all of the issued and outstanding ordinary shares of the Company in exchange for the issuance by GIS of 13,000,000 shares of its common stock to the shareholders of the Company. As a result of the exchange, which was completed in January 2005, shareholders of the Company owned approximately 68.3% of GIS. Accordingly, the Company will account for this transaction as a “reverse” acquisition, whereby the Company will be deemed to be the accounting acquirer and GIS the legal acquirer.

EXHIBITS

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

Exhibit Number	Description
2.1*	Share Exchange Agreement dated January 7, 2005, among Global Innovative Systems Inc., Tech Team Holdings Limited, Bondy Tan and the Selling Shareholders(1)
10.1*	Sales Agreement dated March 27, 2002, between Tech Team Development Limited and Macau Jockey Club. (1)
10.2*	Sales Agreement dated June 10, 2003, between Tech Team Development Limited and Dongguan Guan Lan Golf Club Company Limited. (1)
10.3*	Sales Agreement dated March 31, 2004, between Tech Team Development Limited and K. Wah Concrete Co. Ltd. (1)
10.4*	Assignment Agreement dated February 11, 2004, between Tech Team Development Limited and Southern Cross Technologies Limited. (1)
10.5*	Assignment Agreement dated February 11, 2004, between Grandplex Development Limited and Scnider Limited. (1)
10.6*	Assignment Agreement dated February 11, 2004, between Grandplex Development Limited and Scnider Limited. (1)
10.7*	Management Contract between Tech Team Holdings Limited / Tech Team Development Limited and Bondy Tan. (1)
10.8*	Management Contract between Tech Team Development Limited and Victor Chang. (1)
10.9*	Management Contract between Grandplex Development Limited and Ronny Lau. (1)
10.10*	Management Contract between Tech Team Development Limited and Mandy Kee. (1)
10.11*	Management Contract between Tech Team Development Limited and Raymond Ho. (1)
10.12*	Proposal on Sales and Marketing Services to Tech Team Development Ltd. (1)
10.13*	Sales Agreement dated February 7, 2005, between Tomi Fuji Energy Management Services Consultants Limited and Versatech Group Limited. (2)
(1)	Incorporated by reference from our Current Report on Form 8-K filed on January 18, 2005.
(2)	Incorporated by reference from our Current Report on Form 8-K filed on February 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INNOVATIVE SYSTEMS INC.

By: /s/ Bondy Tan

Name: Bondy Tan

Title: President and Chief Executive Officer

Dated: July 5, 2005